UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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Welltower Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2017 Proxy Statement

Notice of Annual Meeting of Shareholders

March 20, 2017

DEAR FELLOW SHAREHOLDERS:

You are cordially invited to attend Welltower’s Annual Meeting of Shareholders, which will be held at 9:00 a.m. Eastern Time on May 4, 2017 in the Bruce G. Thompson Auditorium at the Company’s headquarters, located at 4500 Dorr Street, Toledo, Ohio 43615. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

I am honored to serve as your Chairman and feel incredibly proud to be a part of this remarkable company. Our Board diligently reviews the Company’s strategy, challenges, capabilities and leadership to ensure the Company is well-positioned to continue creating value for shareholders. The independent directors and I are committed to, and value, our dialogue with our first-rate management team regarding the Company’s disciplined portfolio review approach, capital allocation strategy and long-term plans for growth. I encourage you to read more about our Board, governance structures and practices, and compensation programs in the Proxy Statement.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We continue to focus on saving costs and protecting the environment by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders will receive a Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where shareholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

On behalf of everyone at Welltower, I thank you for your ongoing interest and investment in Welltower Inc.

Sincerely,

Jeffrey H. Donahue

Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF WELLTOWER INC.:

The Annual Meeting of Shareholders of Welltower Inc. (the “Annual Meeting”) will be held on May 4, 2017 at 9:00 a.m. Eastern Time in the Bruce G. Thompson Auditorium at Welltower’s corporate headquarters, 4500 Dorr Street, Toledo, Ohio 43615, for the purpose of considering and acting upon:

1.	The election of ten directors named in the Proxy Statement accompanying this notice to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2017;

3.	The advisory vote to approve executive compensation;

4.	The advisory vote on the frequency of advisory votes on executive compensation; and

5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Welltower Inc. unanimously recommends that you vote: (1) “FOR” each of the nominees for election to the Board (Proposal 1); (2) “FOR” the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2017 (Proposal 2); (3) “FOR” the approval of executive compensation (Proposal 3); and (4) “FOR” the holding of advisory votes on executive compensation every year (Proposal 4). Shareholders of record at the close of business on March 7, 2017 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this notice.

BY ORDER OF THE BOARD OF DIRECTORS MATTHEW MCQUEEN Senior Vice President - General Counsel & Corporate Secretary Toledo, Ohio March 20, 2017	Scan this QR code to view digital versions of the Company’s Proxy Statement and 2016 Annual Report

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2017:

The Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of

Shareholders and Proxy Statement and the Annual Report are available on the Internet free of charge at www.welltower.com/proxy.

GENERAL INFORMATION Page 1

PROPOSAL 1—ELECTION OF DIRECTORS Page 4

DIRECTOR COMPENSATION Page 9

9	2016 Director Compensation Table

10	Director Stock Ownership Guidelines

CORPORATE GOVERNANCE Page 11

11	Snapshot of Board & Governance Information

11	Board Leadership Structure

12	Independence and Meetings

12	Committee Assignments and Rotation

12	Audit Committee

13	Compensation Committee

13	Executive Committee

13	Nominating/Corporate Governance Committee

15	Leadership Team

15	Risk Management

15	Succession Planning

15	Corporate Sustainability

15	Pledging and Hedging

16	Clawback Policy

16	Communications with the Board

EXECUTIVE OFFICERS Page 17

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT AND CERTAIN BENEFICIAL OWNERS Page 18

18	Security Ownership of Directors and Management Table

19	Section 16(a) Beneficial Ownership Reporting Compliance

19	Certain Beneficial Owners Table

20	Certain Relationships and Related Transactions

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Page 21

21	Audit Fees

23	Pre-Approval Policies and Procedures

23	Audit Committee Report

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION Page 24

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION Page 25

EXECUTIVE COMPENSATION Page 26

26	Executive Summary

28	Compensation Discussion and Analysis

47	Compensation Committee Report

48	Summary Compensation Table

50	2016 Grants of Plan-Based Awards Table

51	Employment Agreements

52	2016 Outstanding Equity Awards at Fiscal Year-End Table

53	2016 Option Exercises and Stock Vested Table

54	2016 Nonqualified Deferred Compensation Table

55	Potential Payments Upon Termination or Change in Corporate Control

59	Quantification of Benefits

62	Risk Management and Compensation

EQUITY COMPENSATION PLAN INFORMATION Page 63

OTHER MATTERS Page 64

General Information

Notice of Electronic Availability of Proxy Materials

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), Welltower Inc. (the “Company”) is making these proxy materials available to shareholders primarily via the Internet. By doing so, the Company reduces the printing and delivery costs and the environmental impact of its Annual Meeting. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. The Notice contains instructions on how to access the Company’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Why am I receiving these materials?

The Board of Directors of the Company has made these materials available to you on the Internet or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on Thursday, May 4, 2017 at 9:00 a.m. Eastern Time as set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which these materials will be first made available or sent to shareholders is March 24, 2017.

What is included in these materials?

These materials include:

•	This proxy statement for the Annual Meeting (the “Proxy Statement”); and

•	The Company’s Annual Report for the year ended December 31, 2016 (the “Annual Report”).

If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the financial statements and the schedules thereto, as filed with the SEC, is available on the Company’s website at www.welltower.com or may be obtained without charge by writing to the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

What proposals will be voted on at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting: (1) the election of ten directors (Proposal 1); (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2017 (Proposal 2); (3) the advisory vote to approve executive compensation (Proposal 3); (4) the advisory vote on the frequency of advisory votes on executive compensation (Proposal 4); and (5) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

How does the Board of Directors recommend I vote?

The Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors (Proposal 1);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2017 (Proposal 2);

•	“FOR” the approval of executive compensation (Proposal 3); and

•	“FOR” the holding of advisory votes on executive compensation every year (Proposal 4).

Who may vote at the Annual Meeting?

As of March 7, 2017, the Company had outstanding 363,205,882 shares of common stock, $1.00 par value per share. The common stock constitutes the only class of voting securities of the Company entitled to vote at the Annual Meeting. Shareholders of record at the close of business on March 7, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

If I am a shareholder of record of the Company’s shares, how do I vote?

A shareholder of record can vote in one of four ways:

Via the Internet:  You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.

By telephone:  You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.

By mail:  If you receive printed copies of the proxy materials by mail, you may vote by proxy by marking, signing, dating and returning your proxy card in the envelope provided.

In person:  You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and you may be requested to provide proof of stock ownership as of March 7, 2017. If you plan to attend the Annual Meeting and require directions, please call (419) 247-2800 or write the Senior Vice President - General Counsel & Corporate Secretary, Welltower, Inc., 4500 Dorr Street, Toledo, Ohio 43615.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	1

General Information (continued)

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by: (1) filing a written revocation with the Senior Vice President - General Counsel & Corporate Secretary of the Company; (2) filing a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. A written revocation, as described in (1) above, will not be effective until the notice thereof has been received by the Senior Vice President - General Counsel & Corporate Secretary of the Company.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of the Company by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. The

Company will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. The Company has hired D.F. King to solicit proxies for a fee not to exceed $9,500, plus expenses and other customary charges.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the record date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspector of election. Matthew McQueen, Senior Vice President - General Counsel & Corporate Secretary of the Company, and Scott Estes, Executive Vice President - Chief Financial Officer of the Company, have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the directors (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. With respect to the advisory vote on the frequency of holding advisory votes on executive compensation (Proposal 4), you may vote “1 year,” “2 years,”

“3 years,” or “abstain.” If you elect to abstain in the advisory vote on the frequency of holding advisory votes on executive compensation (Proposal 4), the abstention will not have an effect on the outcome of the vote. For the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2017 (Proposal 2) and the advisory vote to approve executive compensation (Proposal 3), you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power for the other proposal and has not received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority. Brokers do not have discretionary authority with respect to the election of the directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 3), or the advisory vote on the frequency of holding advisory votes on executive compensation (Proposal 4).

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.

Shareholders residing at such an address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future should write to the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615 or call (419) 247-2800 to request a change. These materials are also available on the Internet at www.welltower.com/proxy.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. The Company’s telephone number is (419) 247-2800.

2	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

General Information (continued)

What is the deadline to submit shareholder proposals intended for inclusion in the Company’s proxy materials for the 2018 Annual Meeting?

Any shareholder proposals intended for inclusion in the Company’s proxy materials for the 2018 Annual Meeting must be submitted to Matthew McQueen, Senior Vice President - General Counsel & Corporate Secretary of the Company, in writing no later than November 24, 2017. In addition, under the Company’s By-Laws, in order for a shareholder to present a proposal for consideration at an annual meeting other than by means of inclusion in the Company’s proxy materials for such meeting, the shareholder must provide a written notice to the Senior Vice President - General Counsel & Corporate Secretary not

more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting. For purposes of the 2018 Annual Meeting, such a written notice must be received by the Senior Vice President -General Counsel & Corporate Secretary by February 7, 2018. If a shareholder does not meet this deadline, (1) the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and (2) the persons named in the proxies solicited by the Board of Directors for the meeting may use their discretionary voting authority to vote “against” the proposal.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	3

Proposal 1—Election of Directors

The Company’s By-Laws provide that the Board of Directors shall have nine members unless changed by the Board. The Nominating/Corporate Governance Committee of the Board of Directors annually considers the size, composition and needs of the Board and recommends nominees for directors to the Board for approval. In 2016, the Board increased the number of directors from nine to ten. There are ten Board nominees recommended for election at the Annual Meeting.

The shares represented by the proxies will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a director, events which the Board does not now expect, the proxies reserve the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as they shall deem advisable. The proxy solicited hereby will not be voted to elect more than ten directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director.

Under the Company’s By-Laws, any incumbent director nominee who receives a greater number of votes “against”

his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating/Corporate Governance Committee’s recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

As discussed in more detail below under “Corporate Governance,” the Board believes that its directors and nominees for director should, among other things, (1) have significant leadership experience at a complex organization, (2) be accustomed to dealing with complex problems, and (3) have the education, experience and skills to exercise sound business judgment. In evaluating its directors and nominees for director, the Nominating/Corporate Governance Committee looks at the overall size and structure of the Board and strives to assemble a Board that is skilled, diverse, well-rounded and experienced. The specific experiences, qualifications, skills and attributes of each of the directors are described in this proposal. These experiences, along with the directors’ integrity, sound judgment and commitment to the Company, led the Board to conclude that each of these directors should be elected to serve on the Board.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES. The backgrounds, business experience and principal occupations of each nominee follow here. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected. If an incumbent director nominee receives a greater number of votes “against” his or her election than votes “for” such election, he or she is required to tender his or her resignation for consideration by the Nominating/Corporate Governance Committee in accordance with the Company’s By-Laws.

4	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Proposal 1—Election of Directors (continued)

Directors to be Elected

THOMAS J. DEROSA Age: 59 Director Since: 2004	Welltower Inc. Committees: • Executive	Other Directorships: • Value Retail PLC • Empire State Realty Trust, Inc.	Education: • BS – Economics and Finance, Georgetown University • MBA – Management, Columbia University

Mr. DeRosa is Chief Executive Officer of the Company. Mr. DeRosa has served as Chief Executive Officer since April 2014. Mr. DeRosa is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. Mr. DeRosa also serves as a director of Value Retail PLC (U.K.-based owner, operator and developer of luxury shopping villages in Europe) and Empire State Realty Trust, Inc. (owner, manager and operator of office and retail properties) and as a member of the board of advisors of Benchmark Senior Living (leading provider of senior living services in the Northeast). Mr. DeRosa served as a director of Dover Corporation (global provider of equipment, specialty systems and services for various industrial and commercial markets) until 2010, Georgetown University (where he also served on the Audit Committee) until 2014, and CBL & Associates Properties, Inc. (owner and developer of shopping centers) until 2015, and as a member of the Health Advisory Board of the Johns Hopkins Bloomberg School of Public Health until 2009. Mr. DeRosa has extensive knowledge of the real estate industry and capital markets from his experience as Vice Chairman and Chief Financial Officer of The Rouse Company and his leadership roles at Deutsche Bank and Alex. Brown & Sons. His day-to-day leadership of the Company as Chief Executive Officer provides him with intimate knowledge of the Company’s business and operations.

JEFFREY H. DONAHUE Age: 70 Director Since: 1997 Chairman; Independent Director	Welltower Inc. Committees: • Executive (Chair) • Nominating/Corporate Governance (Chair)	Other Directorships: • National Development Company • Xenia Hotels & Resorts, Inc.	Education: • BA – International Economics, Cornell University • MBA – Finance, Wharton School of the University of Pennsylvania

Mr. Donahue is Chairman of the Company. Mr. Donahue has served as Chairman since April 2014. Mr. Donahue is former President and Chief Executive Officer of Enterprise Community Investment, Inc. (provider of affordable housing), a position he held from 2003 to 2009. Mr. Donahue was Executive Vice President and Chief Financial Officer of The Rouse Company (real estate development and operations) from 1998 to 2002. Mr. Donahue serves as a director of the National Development Company (commercial development and property company) and as Chairman of Xenia Hotels & Resorts, Inc. (public real estate investment trust). Mr. Donahue has also previously served on the boards of NewTower Trust Company (non-depository trust company specializing in real estate investment) until 2016, Bentall Kennedy (institutional real estate investment advisor) until 2015, four T. Rowe Price mutual funds and the T. Rowe Price Savings Bank, plus numerous charitable boards. Mr. Donahue has extensive knowledge of the real estate industry from his experience as President and Chief Executive Officer of Enterprise Community Investment, Inc. and Executive Vice President and Chief Financial Officer of The Rouse Company.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	5

Proposal 1—Election of Directors (continued)

KENNETH J. BACON Age: 62 Director Since: 2016 Independent Director	Welltower Inc. Committees: • Compensation	Other Directorships: • Comcast Corporation • Ally Financial Inc. • Forest City Realty Trust, Inc.	Education: • BA – Anthropology, Stanford University • MSc – International Relations, London School of Economics • MBA – Finance & Strategy, Harvard Business School

Mr. Bacon is Co-founder and Managing Partner of RailField Realty Partners (financial advisory and asset management firm). Prior to forming RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently as the Executive Vice President and Head of the Multifamily Business from July 2005 to March 2012. He has also served in senior positions at Morgan Stanley and the Resolution Trust Corporation. Mr. Bacon also serves as a director of Comcast Corporation (global media and technology company), Ally Financial Inc. (financial service company), and Forest City Realty Trust, Inc. (commercial and residential real estate company). Mr. Bacon’s extensive experience in the financial services industry, government affairs, the housing industry and real estate investment make him a valuable asset to the Board.

FRED S. KLIPSCH Age: 75 Director Since: 2006 Independent Director	Welltower Inc. Committees: • Audit • Nominating/Corporate Governance	Other Directorships: • Hoosiers for Quality Education • The Friedman Foundation for Educational Choice • Philanthropy Roundtable	Education: • BS – Industrial Education, Purdue University • MBA – Management, California State College Long Beach • PhD – Technology, Purdue University

Mr. Klipsch is Founder and Chairman of Hoosiers for Quality Education (organization that seeks systemic education improvement and economic growth in Indiana), a position he has held since 2007. Mr. Klipsch also serves as a director of The Friedman Foundation for Educational Choice (non-profit organization that educates families on school choice) and the Philanthropy Roundtable (network of charitable donors). From 2011 to 2014, Mr. Klipsch was Chairman of Klipsch Group, Inc. (global speaker manufacturer) and from 1989 until 2011, he was Chairman, Chief Executive Officer and majority owner of Klipsch Group, Inc. From 1982 until 1989, Mr. Klipsch was Executive Vice President, Chief Operating Officer and Chief Development Officer of Forum Group Inc. (owner, operator and developer of hospitals, retirement centers and nursing homes). From 1989 until 1996, Mr. Klipsch was Chairman and majority owner of National Guest Homes (developer and operator of assisted living centers in the southern part of the United States). In addition, Mr. Klipsch was Chairman and majority owner of Hospital Affiliates Development Corporation (“HADC”) (medical properties development company) from 1989 until 2002, at which time it became part of Windrose Medical Properties Trust (self-administered and self-managed real estate investment trust focused on owning and developing acute care medical properties throughout the United States). Mr. Klipsch served as Chairman and Chief Executive Officer of Windrose Medical Properties Trust from its formation and initial public offering in 2002 until December 2006, when Windrose Medical Properties Trust merged with the Company. Mr. Klipsch served as Vice Chairman of the Company from December 2006 until May 2009. In addition to his significant global operational and leadership experiences with Klipsch Group, Inc., Mr. Klipsch has extensive knowledge of the hospital, medical office building, retirement center, assisted living and nursing home sectors from his ownership and operational experiences and leadership roles with the Forum Group Inc., National Guest Homes, HADC, Windrose Medical Properties Trust and the Company.

6	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Proposal 1—Election of Directors (continued)

GEOFFREY G. MEYERS Age: 72 Director Since: 2014 Independent Director	Welltower Inc. Committees: • Audit • Nominating/Corporate Governance	Other Directorships: • HCA • PharMerica • Trust Company of Toledo	Education: • BA – History & Comparative Literature, Northwestern University • MBA – Finance, The Ohio State University

Mr. Meyers is the retired Chief Financial Officer, Executive Vice President and Treasurer of HCR ManorCare, Inc. (provider of short-term, post-acute services and long-term care), a position he held from 1991 to 2006. Prior to his work at HCR ManorCare, Inc., Mr. Meyers served as Chief Financial Officer of the Health Care Division of Owens-Illinois, Inc. (glass manufacturer and former holding company of HCR ManorCare, Inc.). Currently, Mr. Meyers serves as a director of HCA (hospital and freestanding surgery center operator in the United States and England) and is Chairman of its Audit Committee. He is also Chairman of PharMerica (institutional pharmacy primarily for long-term care and assisted living facilities) and a director of Trust Company of Toledo (NW Ohio trust bank). Mr. Meyers has extensive experience in the post-acute and acute-care industries, which provides valuable insight to the Company, and the knowledge he gained during his tenure as Chief Financial Officer of HCR ManorCare, Inc. expands the Board’s expertise in the areas of risk management, reimbursement, strategic planning, development and acquisitions.

TIMOTHY J. NAUGHTON Age: 55 Director Since: 2013 Independent Director	Welltower Inc. Committees: • Compensation	Other Directorships: • AvalonBay Communities, Inc. • National Association of Real Estate Investment Trusts • Park Hotels & Resorts Inc.	Education: • BA – Economics, University of Virginia • MBA – Harvard Business School

Mr. Naughton is Chairman and Chief Executive Officer of AvalonBay Communities, Inc. (real estate investment trust focused on developing, redeveloping, acquiring and managing high-quality apartment communities). Mr. Naughton has served as a director of AvalonBay Communities, Inc. since 2005, as its Chairman since May 2013, as its Chief Executive Officer since January 2012, as its President since February 2005 and in a variety of other capacities with AvalonBay Communities, Inc. or its predecessors since 1989. Mr. Naughton serves as a director of Park Hotels & Resorts Inc. (lodging real estate company) and Chairman of the National Association of Real Estate Investment Trusts, and is a member of The Real Estate Roundtable, a member and past chairman of the Multifamily Council of the Urban Land Institute and a member of the Real Estate Forum. As the current Chief Executive Officer of a leading, publicly-traded real estate investment trust, Mr. Naughton brings strategic insight gleaned from being the leader of one of the most progressive, well-managed companies in a comparable industry. Mr. Naughton has 30 years of experience in the real estate investment trust and commercial real estate sectors.

SHARON M. OSTER Age: 68 Director Since: 1994 Independent Director	Welltower Inc. Committees: • Compensation (Chair) • Executive • Nominating/Corporate Governance	Other Directorships:	Education: • BA – Economics, Hofstra University • PhD – Economics, Harvard University

Ms. Oster is Frederic D. Wolfe Professor of Management and Entrepreneurship, Professor of Economics, at Yale University School of Management. From 2008 to 2011, she served as the Dean of the Yale University School of Management. Ms. Oster also served as a director of Bentall Kennedy (institutional real estate investment advisor) until 2015. Ms. Oster served as a director of The Aristotle Corporation (holding company for a manufacturer and distributor of educational, health and agricultural products) and Transpro, Inc. (designer and manufacturer of precision transportation products) until 2005. Ms. Oster’s expertise in competitive strategy, economic theory and management, and her leadership role at the Yale University School of Management and directorships with a variety of public companies give her a unique perspective.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	7

Proposal 1—Election of Directors (continued)

JUDITH C. PELHAM Age: 71 Director Since: 2012 Independent Director	Welltower Inc. Committees: • Compensation • Nominating/Corporate Governance	Other Directorships: • Amgen Inc.	Education: • BA – Government, Smith College • MPA – Harvard University

Ms. Pelham is the President Emeritus of Trinity Health (national health care system). From May 2000 to December 2004, Ms. Pelham served as the President and Chief Executive Officer of Trinity Health. Ms. Pelham served as the President and Chief Executive Officer of Mercy Health Services (health care system) from 1993 to 2000, the President and Chief Executive Officer of the Daughters of Charity Health Services, Austin, TX (network of hospitals, home care and ambulatory services) from 1982 to 1992, and the Assistant Vice President of Brigham and Women’s Hospital from 1976 to 1980. Ms. Pelham also serves as a director of Amgen Inc. (biotechnology company). Ms. Pelham has extensive knowledge and leadership experience in the health care industry from her service as the President and Chief Executive Officer of Trinity Health, Mercy Health Services and the Daughters of Charity Health Services, Austin, TX.

SERGIO D. RIVERA Age: 54 Director Since: 2014 Independent Director	Welltower Inc. Committees: • Audit

Other Directorships:

•  ILG, Inc.

•  The Nature Conservancy Florida Chapter Trustee

•  American Resort Development Association

•  University of Central Florida Rosen College of Hospitality Management Advisory Board

•  Florida International University Chaplin School of Hospitality & Tourism Management Dean’s Advisory Council

Education: • BBA – Finance, Florida International University • MBA – International Business, Florida International University

Mr. Rivera is the Chief Executive Officer and President of the Vacation Ownership segment of ILG, Inc. (leading provider of professionally delivered vacation experiences in vacation ownership). Mr. Rivera is the former President of The Americas for Starwood Hotels & Resorts Worldwide, Inc. (hotel and leisure company), a position he held from 2012 to 2016, and Chief Executive Officer and President of Starwood Vacation Ownership, Inc., formerly a wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a position he held from 2007 to 2016. Mr. Rivera had served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc. since 1998. Mr. Rivera serves as a director of ILG, Inc., a director and trustee of the American Resort Development Association and trustee of the Florida Chapter of The Nature Conservancy. Additionally, he serves as a member of the University of Central Florida Rosen College of Hospitality Management Advisory Board, the Florida International University Chaplin School of Hospitality & Tourism Management Dean’s Advisory Council, the Urban Land Institute and the CEO Roundtable of the U.S. Travel Association. Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

R. SCOTT TRUMBULL Age: 68 Director Since: 1999 Independent Director	Welltower Inc. Committees: • Audit (Chair) • Executive	Other Directorships: • Artisan Partners Funds, Inc. • Schneider National, Inc. • Columbus McKinnon Corporation • ProMedica Trustee	Education: • BA – Economics, Denison University • MBA – General Management, Harvard Business School

Mr. Trumbull is the retired Chairman of the Board of Franklin Electric Co., Inc. (manufacturer of water and fuel pumping systems), a position he held from 2003 to 2015. From 2003 to 2014, Mr. Trumbull was also Chief Executive Officer of Franklin Electric Co., Inc. From 2001 through 2002, Mr. Trumbull was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. (manufacturer of glass containers). From 1993 to 2001, Mr. Trumbull served as Executive Vice President, International Operations & Corporate Development of Owens-Illinois, Inc. Mr. Trumbull also serves as a director of Schneider National, Inc. (privately-held leader in freight delivery and logistics), Artisan Partners Funds, Inc. (registered mutual fund) and Columbus McKinnon Corporation (designer, manufacturer and marketer of material handling systems and services) and is a member of the Board of Trustees of ProMedica (leading healthcare system with facilities located throughout Northwest Ohio and Southeast Michigan). Mr. Trumbull’s leadership experience as Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and in various capacities at Owens-Illinois, Inc. provides the Board with a global perspective.

8	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Director Compensation

The table below summarizes the compensation paid in 2016 to the Company’s non-employee directors.

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)		Stock Awards($)(5)	Total($)
Kenneth J. Bacon	70,856		115,546	186,402	(6)
Jeffrey H. Donahue	226,500	(1)	125,011	351,511
Fred S. Klipsch	85,250	(2)	125,011	210,261
Geoffrey G. Meyers	76,500		125,011	201,511
Timothy J. Naughton	80,000		125,011	205,011
Sharon M. Oster	108,500	(3)	125,011	233,511
Judith C. Pelham	79,500		125,011	204,011
Sergio D. Rivera	75,000		125,011	200,011
R. Scott Trumbull	109,500	(4)	125,011	234,511
(1)	Includes $125,000 additional fee for serving as Chairman of the Board of Directors, $15,000 additional fee for serving as Nominating/Corporate Governance Committee Chair and $7,500 additional fee for his services in 2016 in connection with strategic planning sessions of the Executive Committee.

(2)	Includes $6,250 additional fee for special services provided to the Audit Committee during 2016.

(3)	Includes $20,000 additional fee for serving as Compensation Committee Chair and $7,500 additional fee for her services in 2016 in connection with strategic planning sessions of the Executive Committee.

(4)	Includes $25,000 additional fee for serving as Audit Committee Chair and $7,500 additional fee for his services in 2016 in connection with strategic planning sessions of the Executive Committee.

(5)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for deferred stock units granted to the non-employee directors in 2016 and are based on the share price of $54.40 on February 12, 2016, the date of grant. As of December 31, 2016, (a) each non-employee director (other than Mr. Bacon, Mr. Meyers and Mr. Rivera) held an aggregate of 2,860 deferred stock units that have not yet been converted into shares of common stock, (b) Mr. Bacon held an aggregate of 2,124 deferred stock units that have not yet been converted into shares of common stock, (c) Mr. Meyers held an aggregate of 2,559 deferred stock units that have not yet been converted into shares of common stock, and (d) Mr. Rivera held an aggregate of 2,464 deferred stock units that have not yet been converted into shares of common stock.

(6)	Mr. Bacon was appointed to the Board of Directors on January 29, 2016 and he received a pro rata portion of his compensation in 2016 based on the time he served as a director.

The form and amount of non-employee director compensation is determined by the Board of Directors upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee directors appropriate and competitive compensation so as to ensure the Company’s ability to attract and retain highly-qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a bi-annual basis with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	9

Director Compensation (continued)

The compensation program for non-employee directors for the 2016 calendar year consisted of:

Cash Compensation

•	$75,000 annual cash fee

•	Additional Chairman of the Board fee of $125,000 per year

•	Additional Committee Chair fees of $25,000 per year for the Chair of the Audit Committee, $20,000 for the Chair of the Compensation Committee and $15,000 for the Chair of the Nominating/Corporate Governance Committee

•	If the Board of Directors holds more than four meetings in a year, each director will receive $1,500 for each meeting attended in excess of four meetings

•	If any of the Audit, Compensation, Executive or Nominating/Corporate Governance Committees holds more than four meetings in a year, each member will receive $1,000 for each meeting attended in excess of four meetings

•	Each non-employee member of the Executive Committee received $7,500 for his or her services in 2016 in connection with strategic planning sessions of the Executive Committee

•	Mr. Klipsch received $6,250 in 2016 as compensation for special services provided to the Audit Committee during 2016

Equity Compensation

In 2016, the non-employee directors each received grants of deferred stock units with a value of approximately $125,000 pursuant to the 2005 Long-Term Incentive Plan. The deferred stock units granted in 2016 will be converted into shares of common stock on the first anniversary of the date of grant. Recipients of the deferred stock units also are entitled to dividend equivalent rights.

Director Compensation Changes for 2017

The Compensation Committee has approved the following limited changes to the compensation of non-employee directors, which became effective January 1, 2017:

•	The annual cash fee was increased from $75,000 to $85,000

•	The grant of deferred stock units, pursuant to the 2016 Long-Term Incentive Plan, was increased in value from $125,000 to $140,000

DIRECTOR STOCK OWNERSHIP GUIDELINES

In February 2013, the Compensation Committee revised the Company’s minimum stock ownership policy to require each non-employee director, within five years of joining the Board or February 7, 2013, whichever is later, to own shares of common stock or deferred stock units with a fair market value of at least four times his or her annual cash fee. As of December 31, 2016, each of the non-employee directors was in compliance with these ownership requirements.

10	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Corporate Governance

SNAPSHOT OF BOARD & GOVERNANCE INFORMATION
Number of Independent Directors Standing for Election	9
Total Number of Director Nominees	10
Average Age of Directors Standing for Election	65.4
Average Tenure of Directors Standing for Election (years)	10.1
Separate Chairman and CEO	Yes
Independent Chairman	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Regular Executive Sessions of Independent Directors	Yes
New Director Orientation	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Review of Management Succession Plans	Yes
Code of Business Conduct and Ethics	Yes
Policies and Practices to Align Executive Compensation with Long-Term Shareholder Interests	Yes
Stock Ownership Requirements for Executives	Yes
Stock Ownership Requirements for Directors	Yes
Anti-Hedging and Anti-Pledging Policies	Yes
Clawback Policy	Yes

BOARD LEADERSHIP STRUCTURE

The Board is responsible for the selection of the Chairman of the Board and the Chief Executive Officer. The Board believes it is in the best interests of the Company for the Board to make a determination regarding whether to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Accordingly, these roles may be filled by one individual or by two different individuals (and during the course of its history, the Company has utilized each leadership model).

In April 2014, the Board separated the roles of Chairman and Chief Executive Officer. The Board believes the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and increases the Board’s independent oversight.

The Board periodically reviews and assesses the Company’s leadership structure in connection with its review of succession planning. During this review, the Board, in addition to its consideration of the separation of the Chairman and Chief Executive Officer roles, consults with Mr. DeRosa regarding future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term and forms the basis on which the Company makes ongoing leadership assignments. See “Executive Officers” below for a description of the roles, background and experience of the executive officers of the Company.

Mr. Donahue, the non-executive Chairman, presides at all meetings of the shareholders and of the Board of Directors.

The Board met six times during the year ended December 31, 2016. Executive sessions of independent directors are held after regularly scheduled meetings of the Board. Mr. Donahue, the non-executive Chairman, presides at all such sessions or meetings of the independent directors.

In 2016, the Nominating/Corporate Governance Committee facilitated a Board written evaluation and self-assessment process to evaluate the effectiveness of the Board, its committees and the Chairman of the Board.

The Board and its committees complete self-assessment questionnaires to evaluate the effectiveness in several areas including composition, structure and processes. The Nominating/Corporate Governance Committee utilizes the results of this process to recommend changes to Board process, to determine critical skills required of prospective director candidates and to make recommendations for committee assignments.

As part of the Board’s desire to stay at the forefront of best practices and to give each member of the Board an opportunity to speak confidentially to an independent governance expert, the Board engaged an outside consultant in 2015 to conduct one-on-one confidential interviews with each Board member on a broad range of topics to assess the performance of the Board and its committees. The Nominating/Corporate Governance Committee believes such interviews, conducted at least once every three years, coupled with the Board’s written evaluation and self-assessment processes, optimize transparency and foster continued Board engagement.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	11

Corporate Governance (continued)

INDEPENDENCE AND MEETINGS

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the New York Stock Exchange and a Code of Business Conduct and Ethics that meets the New York Stock Exchange’s listing standards and complies with the rules of the Securities and Exchange Commission. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.welltower.com/investors/governance.

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in February 2017. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.

The Board determined that other than Mr. DeRosa, all of the directors (Mr. Bacon, Mr. Donahue, Mr. Klipsch, Mr. Meyers, Mr. Naughton, Ms. Oster, Ms. Pelham, Mr. Rivera and Mr. Trumbull) meet the specific minimum independence requirements of the New York Stock Exchange. The Board also determined that other than Mr. DeRosa, all of the directors (Mr. Bacon, Mr. Donahue, Mr. Klipsch, Mr. Meyers, Mr. Naughton, Ms. Oster, Ms. Pelham, Mr. Rivera and Mr. Trumbull) have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are therefore independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines. Mr. DeRosa is not independent because he is the Chief Executive Officer of the Company.

The Board determined that all of the members of the Audit Committee (Mr. Klipsch, Mr. Meyers, Mr. Rivera and Mr. Trumbull) are independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Additionally, the Board determined that all of the members of the Compensation Committee (Mr. Bacon, Mr. Naughton, Ms. Oster and Ms. Pelham) are independent, non-employee and outside directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service.

Finally, the Board determined that all of the members of the Nominating/Corporate Governance Committee (Mr. Donahue, Mr. Klipsch, Mr. Meyers, Ms. Oster and Ms. Pelham) are independent under the rules of the New York Stock Exchange.

The Company’s policy is to schedule a meeting of the Board on the date of the annual meeting of shareholders and all of the directors are encouraged to attend that meeting. All directors attended last year’s annual meeting of shareholders.

The Board has standing Audit, Compensation, Executive and Nominating/Corporate Governance Committees.

In 2016, all incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

COMMITTEE ASSIGNMENTS AND ROTATION

The Nominating/Corporate Governance Committee periodically reviews committee assignments and makes recommendations to the Board for rotations of assignments and appointment of committee chairs, as appropriate.

AUDIT COMMITTEE

The Audit Committee has the authority and responsibility to engage and discharge the independent registered public accounting firm; pre-approve all audit and non-audit services to be provided by such firm; review the plan and results of

12	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Corporate Governance (continued)

the auditing engagement; review management’s evaluation of the adequacy of the Company’s system of internal control over financial reporting; review the appointment, qualifications, independence, performance and replacement of the internal auditor; oversee and monitor the information technology function of the Company as it relates to implementing business objectives and managing risks related to the Company’s internal controls over financial reporting; review communications made through the Company’s Corporate Governance Hotline; direct and supervise investigations into matters within the scope of its duties; and perform the duties set forth in its written charter and such other duties as are required by applicable laws or securities exchange rules.

The Audit Committee met four times during the year ended December 31, 2016. The members of the Audit Committee are Mr. Klipsch, Mr. Meyers, Mr. Rivera and Mr. Trumbull, with Mr. Trumbull serving as Chair.

The Audit Committee is comprised solely of directors who are not officers or employees of the Company and who the Board has determined have the requisite financial literacy to serve on the Audit Committee. Additionally, the Board determined that no member of the Committee has any material relationship with the Company that might interfere with the exercise of the member’s independent judgment and that each member meets the standards of independence established by the Securities and Exchange Commission and the New York Stock Exchange. See “Independence and Meetings” above for a discussion of independence determinations.

The Board, after reviewing all of the relevant facts and circumstances, determined that Mr. Klipsch, Mr. Meyers, Mr. Rivera and Mr. Trumbull are “audit committee financial experts.”

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.welltower.com/auditcharter.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for determining the nature and amount of compensation for executive officers. The Compensation Committee met six times during the year ended December 31, 2016. During the year ended December 31, 2016, Mr. Bacon, Mr. Meyers, Mr. Naughton, Ms. Oster and Ms. Pelham served on the Compensation Committee. The current members of the Compensation Committee are Mr. Bacon, Mr. Naughton, Ms. Oster and Ms. Pelham, with Ms. Oster serving as Chair. The Board determined that the members of the Compensation Committee are independent, non-employee and outside directors under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service.

The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.welltower.com/

investors/governance. See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

EXECUTIVE COMMITTEE

The function of the Executive Committee is to exercise all of the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board. The Executive Committee is also responsible for reviewing and approving the Company’s investments between meetings of the Board. The Executive Committee met four times during the year ended December 31, 2016. The members of the Executive Committee are Mr. DeRosa, Mr. Donahue, Ms. Oster and Mr. Trumbull, with Mr. Donahue serving as Chair.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Responsibilities and Members. The Nominating/Corporate Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, making nominations to fill vacancies on the Board and selecting the nominees for the directors to be elected by the shareholders at each annual meeting. In addition, the Nominating/Corporate Governance Committee is responsible for evaluating, implementing and overseeing the standards and guidelines for the governance of the Company, including monitoring compliance with those standards and guidelines, developing and implementing succession plans and evaluating the performance of the Board. The Nominating/Corporate Governance Committee is also responsible for evaluating and implementing environmental sustainability policies and monitoring the Company’s performance as it relates to the environmental sustainability of its communities, partners and other key stakeholders. The Nominating/Corporate Governance Committee met five times during the year ended December 31, 2016. The members of the Nominating/Corporate Governance Committee are Mr. Donahue, Mr. Klipsch, Mr. Meyers, Ms. Oster and Ms. Pelham, with Mr. Donahue serving as Chair.

The Nominating/Corporate Governance Committee is comprised solely of directors who are not officers or employees of the Company. The Board has determined that no member of the Nominating/Corporate Governance Committee has any material relationship with the Company that might interfere with the member’s exercise of his or her independent judgment and that each member meets the standards of independence established by the New York Stock Exchange.

The Nominating/Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.welltower.com/investors/governance.

Consideration of Director Nominees. The Board believes that a nominee for director should be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional capacity, be accustomed to

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	13

Corporate Governance (continued)

dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound business judgment and should have high personal and professional ethics, strength of character, integrity and values. Also, directors and nominees for director should be available and willing to attend regularly scheduled meetings of the Board and its committees and otherwise able to contribute a reasonable amount of time to the Company’s affairs, with participation on other boards of directors encouraged to provide breadth of experience to the Board. Unless otherwise determined by the Board, no person shall be nominated for election as a director after his or her 75th birthday. The Board determined that it was in the best interests of the Company to nominate Mr. Klipsch, who celebrated his 75th birthday in August 2016, for election to the Board.

In identifying and evaluating nominees for director, the Nominating/Corporate Governance Committee first looks at the overall size and structure of the Board each year to determine the need to add or remove directors. Second, taking into consideration the characteristics mentioned above, the Nominating/Corporate Governance Committee determines if there are any specific qualities or skills that would complement the existing strengths of the Board. The Nominating/Corporate Governance Committee takes diversity into account in identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee considers diversity in terms of (1) professional experience, including experience in the Company’s primary business segments and in areas of possible future expansion, (2) educational background and (3) age, race, gender and national origin.

The Nominating/Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors and management, and may seek input from third party executive search firms retained at the Company’s expense. If the Nominating/Corporate Governance Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Nominating/Corporate Governance Committee and each nominee during the screening and evaluation process.

The Nominating/Corporate Governance Committee will review the résumé and qualifications of each candidate based on the criteria described above and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Nominating/Corporate Governance Committee to be potential nominees, the Nominating/Corporate Governance Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Nominating/Corporate Governance Committee and the Chairman of the Board will interview qualified candidates. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the other members of the Nominating/Corporate

Governance Committee. If the candidate is approved by the Nominating/Corporate Governance Committee, the candidate will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Nominating/Corporate Governance Committee determines that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Nominating/Corporate Governance Committee will then recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board. Each year, the Board and the Nominating/Corporate Governance Committee evaluate the size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Nominating/Corporate Governance Committee assess the effectiveness of the foregoing procedures for identifying and evaluating nominees for director.

The Nominating/Corporate Governance Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Nominating/Corporate Governance Committee in care of the Senior Vice President - General Counsel & Corporate Secretary, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee requires that shareholder recommendations for director nominees be submitted by November 24, 2017 and be accompanied by (1) the name, age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the nominee and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she is willing to be nominated and desires to serve, if elected.

Also, the shareholder making the nomination should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee and (2) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the shareholder making the nomination and by any other supporting shareholders. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

In addition to the right of shareholders to recommend director nominees to the Nominating/Corporate Governance Committee, the By-Laws provide that a shareholder entitled to vote for the election of directors may make nominations at a meeting of shareholders of persons for election to the Board if the shareholder has complied with specified prior notice requirements. To be timely, a shareholder’s notice of an intent to nominate a director at a meeting of shareholders must be in writing and delivered to the Senior Vice President - General Counsel & Corporate Secretary not more

14	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Corporate Governance (continued)

than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting of shareholders.

With respect to the 2018 Annual Meeting, such a notice must be received by the Senior Vice President - General Counsel & Corporate Secretary by February 7, 2018. The By-Laws further require that such a notice include all of the information specified in the preceding paragraph for shareholder recommendations to the Nominating/Corporate Governance Committee for director nominees.

The Company may require that the proposed nominee furnish other information as the Company may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures.

LEADERSHIP TEAM

The Leadership Team guides the organization in developing and delivering the strategic plan, achieving Company goals and objectives, and successfully positioning the Company in the market. The Leadership Team consists of all executive officers and senior vice presidents of the Company.

RISK MANAGEMENT

The Board of Directors and Leadership Team play a vital role in overseeing the management of the Company’s risks. The Board reviews the Company’s significant risk exposure, including operational, strategic, financial, legal, environmental sustainability and regulatory risks. The Leadership Team is responsible for identification, assessment and management of risks, and has established an Enterprise Risk Management Committee to assure that appropriate risk identification and mitigation procedures are incorporated into the daily activities and decision-making of the Company. The Committee is led by the Senior Vice President - General Counsel & Corporate Secretary and includes three additional members of the Leadership Team. Additionally, periodic risk reviews are performed with business unit leaders to review the likelihood of adverse effects, the potential impact of those risks, risk tolerances and mitigating measures.

The Board meets at regular intervals with the Leadership Team and key members of management with primary responsibility for risk management to review the Company’s significant risk exposures. A report detailing risks identified and the results of mitigation efforts is provided to the Board on a regular basis, including results of risk mitigation testing performed by Internal Audit.

SUCCESSION PLANNING

The Board of Directors are actively engaged in succession planning. The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and oversees the performance evaluations of the Named Executive Officers.

Annually, the Board discusses succession plans for the Chief Executive Officer and other members of senior management. Succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. Each of the Chief Executive Officer’s direct reports meets quarterly with the Chief Executive Officer to discuss development plans and opportunities.

CORPORATE SUSTAINABILITY

Incorporating sustainability principles into the Company’s business practices is fundamental to managing corporate risk, promoting wellness and demonstrating a meaningful contribution to a more inclusive and environmentally-respectful economy.

The Company is dedicated to being a leader of corporate social responsibility in its sector and is committed to applying the principles of sustainability to transform healthcare infrastructure and to drive total shareholder value.

The Company is focused on effectively managing its resource consumption, GHG emissions and environmental impacts. The Company seeks to build, improve and operate its real estate portfolio to reach the highest possible efficiency and quality standards. To ensure a comprehensive sustainability program, the Company engages and incorporates the interests of its communities and stakeholders in its business priorities wherever possible. Finally, the Company is committed to conducting its affairs with integrity and transparency.

The Company has grown its sustainability program transparency efforts by completing the CDP and GRESB surveys and by publishing its fourth corporate social responsibility report. In addition, the Company enhanced its sustainability reporting by completing the ROBECOSAM-DJSI Survey in 2016 for the first time.

The Company is committed to the ongoing improvement of its sustainability program. These efforts were recognized by GRESB as the Company continues to be listed on the Green Star List. The Company remains in the CDP leadership band, scoring an A-. The Company’s sustainability performance was also recognized with its inclusion in the DJSI North American Index. Finally, the Company was recognized as the 2016 Leader in the Light for the Health Care Real Estate sector by NAREIT. The Company continued to expand and enhance its sustainability management system and governance by adding sustainability oversight to the Board’s Nominating/Corporate Governance Committee Charter.

To view the Company’s latest corporate social responsibility report and learn more about its corporate responsibility actions, visit www.welltower.com/responsibility/sustainability.

PLEDGING AND HEDGING

The Company’s insider trading policy prohibits the Company’s directors and executive officers from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	15

Corporate Governance (continued)

securities in margin accounts or otherwise pledging such securities as collateral for loans.

CLAWBACK POLICY

If the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement, the Compensation Committee may require any of the Company’s executive officers and certain other covered officers to repay to the Company that part of the incentive compensation received by such officer during the three-year period preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the financial results reported in the restated financial statement. The amount and form of the compensation to be recouped is determined by the Compensation Committee in its discretion.

COMMUNICATIONS WITH THE BOARD

Shareholders and other parties interested in communicating with the Board of Directors or any specific directors, including the non-executive Chairman or the non-employee or independent directors as a group, may do so by writing to the Board of Directors, Welltower Inc., 4500 Dorr Street, Toledo, Ohio 43615.

The Nominating/Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Senior Vice President - General Counsel & Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Senior Vice President - General Counsel & Corporate Secretary, relates to the functions of the Board or committees thereof or that he otherwise determines requires their attention (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting and auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review). Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence.

16	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Officers

The following information is furnished as to the executive officers of the Company:

THOMAS J. DEROSA Age: 59	Mr. DeRosa has served as Chief Executive Officer of the Company since April 2014. Mr. DeRosa’s biographical information is set forth under “Directors to be Elected” above.

SCOTT A. ESTES Age: 46	Mr. Estes has served as Executive Vice President - Chief Financial Officer of the Company since January 2009. Mr. Estes served as Senior Vice President and Chief Financial Officer of the Company from March 2006 to January 2009 and as Vice President of Finance of the Company from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities.

MERCEDES T. KERR Age: 48	Ms. Kerr has served as Executive Vice President - Business & Relationship Management of the Company since January 2017. Ms. Kerr served as Executive Vice President – Business Development of the Company from July 2016 to January 2017, as Senior Vice President - Business Development of the Company from July 2015 to July 2016, as Senior Vice President - Marketing of the Company from September 2010 to July 2015 and as Vice President - Marketing of the Company from April 2008 to September 2010. Ms. Kerr served as a real estate consultant for Monument Realty Investors, Inc. from 2006 to 2008. Ms. Kerr served in various capacities with HCP, Inc. from 1997 to 2006, including as Vice President-Acquisitions and Dispositions.

MATTHEW MCQUEEN Age: 44	Mr. McQueen has served as Senior Vice President - General Counsel & Corporate Secretary of the Company since July 2016. Mr. McQueen served as Senior Vice President - Legal of the Company from March 2015 to July 2016. From 2007 to 2015, Mr. McQueen served as of counsel and a partner in the Corporate and Securities group at the law firm of Sidley Austin LLP. Mr. McQueen served as an associate and a partner at the law firm of Ball Eggleston PC from 2002 to 2007.

SHANKH MITRA Age: 36	Mr. Mitra has served as Senior Vice President - Finance & Investments of the Company since January 2016. From July 2013 to December 2015, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management. Mr. Mitra served as Senior Analyst at Citadel Investment Group from April 2012 to June 2013 and Fidelity Investments from June 2009 to March 2012. Mr. Mitra attended Columbia Business School from July 2007 to May 2009, where he received his MBA, and served as a manager at PricewaterhouseCoopers from June 2002 to July 2007.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	17

Security Ownership of Directors and Management and Certain Beneficial Owners

The table below sets forth, as of March 7, 2017, unless otherwise specified, certain information with respect to the beneficial ownership of the Company’s shares of common stock by each director of the Company, each Named Executive Officer, and the directors and executive officers of the Company as a group. Unless noted below, each person has sole voting and investment power regarding the Company’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of the Company.

Name of Beneficial Owner	Shares Held of Record(2)	Options Exercisable Within 60 Days	Total Shares Beneficially Owned(3)
Kenneth J. Bacon(1)	2,124	0	2,124
Scott M. Brinker	102,563	8,782	111,345	(4)
Thomas J. DeRosa	250,446	0	250,446	(5)
Jeffrey H. Donahue	36,815	0	36,815
Scott A. Estes	117,607	43,787	161,394
Mercedes T. Kerr	30,545	4,342	34,887
Fred S. Klipsch	18,513	0	18,513
Jeffrey H. Miller	120,302	4,820	125,122	(6)
Geoffrey G. Meyers	4,393	0	4,393
Timothy J. Naughton	12,018	0	12,018
Sharon M. Oster	49,065	0	49,065	(7)
Judith C. Pelham	7,833	0	7,833
Sergio D. Rivera	5,259	0	5,259
R. Scott Trumbull	66,021	0	66,021	(8)
All directors and executive officers as a group (14 persons)	635,340	48,129	683,469	(9)
(1)	Mr. Bacon was appointed to the Board of Directors on January 29, 2016.

(2)	Includes all restricted shares granted under the Company’s Amended and Restated 2005 Long-Term Incentive Plan (“2005 Long-Term Incentive Plan”) and the Company’s 2016 Long-Term Incentive Plan beneficially owned by such directors and Named Executive Officers and all directors and executive officers as a group as of March 7, 2017.

(3)	Does not include 2,142 deferred stock units granted to each non-employee director in February 2017. These deferred stock units will be converted into shares of common stock on the next anniversary of the date of grant.

(4)	On January 3, 2017, Mr. Brinker’s position as the Executive Vice President - Chief Investment Officer of the Company was eliminated. Mr. Brinker is included in this table because he is a Named Executive Officer. Mr. Brinker’s shares held of record are reported as of January 3, 2017, his last day as an employee of the Company. Mr. Brinker exercised all outstanding stock options on February 24, 2017.

(5)	Does not include 5,206 restricted stock units granted to Mr. DeRosa pursuant to a performance-based restricted stock unit grant agreement. See the “2016 Nonqualified Deferred Compensation Table” on page 54 for additional information regarding this award. These restricted stock units will vest on April 13, 2017. Settlement of these restricted stock units is automatically deferred under the terms of the grant agreement until the earliest of Mr. DeRosa’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended), his death or a change in control of the Company.

(6)	On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company. Mr. Miller is included in this table because he is a Named Executive Officer. Mr. Miller’s shares held of record are reported as of January 31, 2017, his last day as an employee of the Company. Mr. Miller exercised all outstanding stock options on March 1, 2017.

(7)	Ms. Oster’s total shares beneficially owned include 17,000 shares owned by her spouse.

(8)	Mr. Trumbull’s total shares beneficially owned include 23,362 shares held in trust for the benefit of his immediate family, as to which his spouse is the trustee. Mr. Trumbull disclaims beneficial ownership of these 23,362 shares.

(9)	Total beneficial ownership represents 0.19% of the outstanding shares of common stock of the Company as of March 7, 2017.

18	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners (continued)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own beneficially more than 10% of the shares of common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2016.

Based upon filings made with the Securities and Exchange Commission in January and February 2017 (with respect to holdings as of December 31, 2016), the only shareholders known to the Company to be the beneficial owners of more than 5% of the Company’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock(4)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	50,921,235	(1)	14.02%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	37,655,712	(2)	10.37%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	21,137,936	(3)	5.82%
(1)	Includes 468,365 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., and 1,113,238 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. have sole voting power over 1,029,441 shares, shared voting power over 458,662 shares, sole dispositive power over 49,900,708 shares and shared dispositive power over 1,020,527 shares. In addition, the number of shares reported as beneficially owned by The Vanguard Group, Inc. includes the 27,156,344 shares separately reported as beneficially owned by Vanguard Specialized Funds in its filing made with the Securities and Exchange Commission. Vanguard Specialized Funds has sole voting power over 27,156,344 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 33,878,646 shares and sole dispositive power over 37,655,712 shares.

(3)	In the aggregate, State Street Corporation and its affiliates have shared voting power over 21,137,936 shares and shared dispositive power over 21,137,936 shares.

(4)	The percentages set forth in the table reflect percentage ownership as of March 7, 2017. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2016.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	19

Security Ownership of Directors and Management and Certain Beneficial Owners (continued)

Certain Relationships and Related Transactions

Policies and Procedures for Review, Approval or Ratification of Related Party Transactions

The Company has a written policy requiring all material transactions with related parties to be approved or ratified by the Board. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In determining whether to approve or ratify a transaction, the Board will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has determined that transactions that involve any employment by the Company of an executive officer of the Company shall be deemed to be pre-approved if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K because the person is a Named Executive Officer, or if the executive officer is not a Named Executive Officer and the compensation would have been reported in the Company’s proxy statement if the executive officer had been a Named Executive Officer (and the Company’s Compensation Committee approved or recommended that the Board approve such compensation). The Board also has pre-approved certain transactions that involve (1) any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K; (2) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts; and (3) any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis.

20	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of the Company’s independent registered public accounting firm. The Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, culture, accounting systems or risk profile; the appropriateness of fees charged; and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee obtains and reviews a report from the independent registered public accounting firm at least annually regarding: (a) the independent registered public accounting firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent registered public accounting firm and the Company (in order to assess the independent registered public accounting firm’s independence). The Audit Committee evaluates the qualifications, performance and independence of the independent registered public accounting firm, including considering whether its quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining its independence, and taking into account the opinions of management and the internal auditors.

The Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 1970. The Audit Committee periodically considers whether, in order to assure continuing auditor independence, it should adopt a policy requiring the regular rotation of the independent registered public accounting firm. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner every five years as mandated by the Sarbanes-Oxley Act of 2002, as amended, and is directly involved in the selection of Ernst & Young LLP’s lead audit partner. The Company’s current lead audit partner was appointed beginning with the 2013 audit. The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2018 because of the difficulty and expense of making a substitution. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2016	2015
Audit Fees	$3,050,971	$3,182,750
Audit-Related Fees	2,810	4,189
Tax Fees:
Tax Compliance	0	160,488
Tax Planning and Tax Advice	45,229	504,472
All Other Fees	0	0
Totals	$3,099,010	$3,851,899

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	21

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm (continued)

Audit fees include fees associated with the annual audit, the review of the Company’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as accounting consultations billed as audit services, comfort letters, consents and assistance with review of documents to be filed with or furnished to the Securities and Exchange Commission.

Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards not billed as audit services.

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services and assistance with tax audits and appeals. Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.

The decrease in fees paid to Ernst & Young LLP from 2015 to 2016 is primarily due to a decrease in tax-related professional services provided by Ernst & Young LLP in 2016.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

22	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm (continued)

Pre-Approval Policies and Procedures

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for the Company by Ernst & Young LLP and is responsible for the audit fee negotiations associated with the engagement of Ernst & Young LLP. At its quarterly meetings, the Audit Committee pre-approves particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services. Prior to giving its approval, the Committee reviews the written descriptions of these services provided by Ernst & Young LLP and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis.

If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services provided to the Company by Ernst & Young LLP during the year ended December 31, 2016 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Audit Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and the Company and considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during the year ended December 31, 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Mr. Klipsch, Mr. Meyers, Mr. Rivera and Mr. Trumbull were each members of the Audit Committee in 2016 and participated in the reviews and discussions described above.

Submitted by the Audit Committee

R. Scott Trumbull, Audit Committee Chair

Fred S. Klipsch, Audit Committee Member

Geoffrey G. Meyers, Audit Committee Member

Sergio D. Rivera, Audit Committee Member

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	23

Proposal 3—Advisory Vote to Approve Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act, the Company’s shareholders have the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

The Company’s compensation programs, which are detailed in “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, are designed to link pay to performance and to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and increased shareholder returns. This compensation philosophy is central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company. Please refer to “Executive Compensation—Executive Summary” in this Proxy Statement for an overview of the compensation of the Named Executive Officers and the Company’s key financial and strategic achievements in 2016 that drove compensation decisions. We also encourage shareholders to read the “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which describes the details of the Company’s compensation programs and the decisions made by the Compensation Committee in 2016.

Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables, is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. The Board and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, the Company will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY OR NON-BINDING BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for advisory approval of this proposal.

24	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Proposal 4—Advisory Vote on Frequency of Advisory Vote on Executive Compensation

Section 14A of the Exchange Act also enables the Company’s shareholders to vote at least once every six years, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Named Executive Officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years.

In 2011, the Company’s shareholders voted in favor of holding advisory votes on executive compensation every year and the Board implemented this standard. The Board recommends that shareholders approve continuing to hold the advisory vote on executive compensation every year. The Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time. This will allow the shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by the shareholders.

Shareholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” “3 Years,” or “Abstain.”

It is expected that the next vote on the frequency of holding advisory votes on executive compensation will occur at the 2023 annual meeting of shareholders.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE HOLDING OF ADVISORY VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS EVERY YEAR. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for advisory approval of this proposal.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	25

Executive Compensation

The Compensation Committee is responsible for the Company’s executive compensation program and implementing its underlying philosophy and policies. An overview and analysis of the Company’s executive compensation program, philosophy and policies is set forth below.

The Company’s named executive officers for 2016 (the “Named Executive Officers” or “NEOs”) were:

Named Executive Officers	Title
Thomas J. DeRosa	Chief Executive Officer
Scott A. Estes	Executive Vice President - Chief Financial Officer
Mercedes T. Kerr	Executive Vice President - Business & Relationship Management
Scott M. Brinker	Former Executive Vice President - Chief Investment Officer (on January 3, 2017, Mr. Brinker’s position as Executive Vice President - Chief Investment Officer of the Company was eliminated)
Jeffrey H. Miller	Former Executive Vice President - Chief Operating Officer (on January 31, 2017, Mr. Miller retired as Executive Vice President - Chief Operating Officer of the Company)

Executive Summary

COMPENSATION PRINCIPLES

The Company’s executive compensation program is designed to attract, motivate and retain top executive talent. Competing successfully in this dynamic sector requires highly skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. The Compensation Committee continually reviews and refines the Company’s compensation practices so that the compensation system is in line with the market, is responsive to concerns of shareholders, and takes into account best compensation practices. To that end, the Company’s compensation program is based on three core principles:

•	Align pay and performance, utilizing absolute and relative goals that measure performance both on an annual and multi-year basis.
•	Align management and shareholder interests, by establishing rigorous goals that balance and measure value creation over both the short and long term.
•	Pay the majority of compensation in the form of equity that vests over an extended number of years.

COMPENSATION PLAN CHANGES

In response to evolving market best practices and shareholder input, the Compensation Committee continued to refine and enhance the compensation program in 2016. The revisions to the program were designed with the assistance of the Company’s compensation advisor, FPL Associates (“FPL”), and in consultation with outside legal counsel (to assure that the Compensation Committee was receiving independent advice on legal aspects of the compensation program).

Based on strong shareholder support last year and with input from FPL, the management team, outside legal counsel, and shareholder groups, the Compensation Committee implemented the following limited modifications to the compensation program in 2016:

•	Completed the implementation of an executive long-term incentive program that measures Company achievement over a forward-looking, multi-year performance period.
•	Replaced the net real estate investments component of the annual cash bonus program with a leverage metric (page 40).
•	Introduced a strategic plan metric for the 2016-2018 long-term incentive program that tracks private pay percentage.

26	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation (continued)

2016 PERFORMANCE

The Company had a strong year in 2016 that validated the strength of its platform. The Company’s strategy is based on acquiring and developing a well-diversified, high quality portfolio located in strong high barrier to entry and growing markets operated or managed by best-in-class seniors housing and care organizations and health systems. The Company significantly improved its balance sheet, portfolio and risk profile through strategic acquisitions and dispositions during 2016.

The Compensation Committee evaluates all pre-established qualitative and quantitative metrics and factors in making its compensation decisions. Among the important metrics and factors the Compensation Committee considered were the management team’s success in the following areas:

GROWTH

•	Delivered strong annual earnings growth in 2016, including normalized funds from operations growth and normalized funds available for distribution growth.
•	Generated strong same-store net operating income growth across the portfolio in 2016.
•	Outpatient Medical portfolio generated solid NOI growth, supported by strong occupancy of 95% at year-end and a tenant retention rate of 87% for the year.

PORTFOLIO AND BALANCE SHEET

•	Completed $3.0 billion in pro rata gross new investments during the year, including $1.15 billion premier West Coast seniors housing portfolio (page 34).
•	Significantly improved the portfolio quality by disposing of nearly $2.8 billion of non-strategic assets (page 35).
•	Increased percentage of revenues generated by private pay sources by 400 basis points to 92.8% in 2016.
•	Improved key balance sheet metrics, including net debt to undepreciated book capitalization (37.4% at the end of 2016 as compared to 39.5% at the end of 2015) (page 35).

CORPORATE

•	Received corporate credit ratings upgrades from two rating agencies.
•	Paid a cash dividend of $3.44 per share in 2016, which represents an increase of 4% over dividends paid during 2015 (page 36).
•	Enhanced financial flexibility with expanded, extended and lower-priced $3.7 billion unsecured credit facility.

SUSTAINABILITY

•	Named to the Dow Jones North America Sustainability Index (DJSI). DJSI is considered among the most important global indicators of sustainability performance.
•	Designated as a Global Real Estate Sustainability Benchmark (GRESB) Green Star for sustainability performance for second consecutive year.
•	Received the NAREIT Leader in the Light (health care) award, which recognizes companies that have demonstrated superior and sustained sustainability practices.
•	Received recognition for 29 additional outpatient medical buildings for their sustainability leadership through the Green Arrow Building Certification (GABC) program. Since the start of the GABC program 69 outpatient medical buildings have received certification.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	27

Executive Compensation—CD&A

Compensation Discussion and Analysis

To assist shareholders in finding important information, this CD&A is organized as follows:

1.	COMPENSATION PHILOSOPHY AND OBJECTIVES

The philosophy underlying the Company’s executive compensation program is to provide competitive pay for achieving rigorous performance goals. The objective is to attract and retain the caliber of executive officers and other key employees necessary for the Company to deliver sustained high performance to shareholders. The short-term and long-term metrics built into the compensation program are specifically designed to align management and shareholder interests directly. Outlined below are the principles underlying the Company’s executive compensation program.

•	Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods
¡	Payouts vary based upon the degree to which performance measures are achieved.
¡	Multiple performance measures are used to ensure a focus on overall Company performance.
¡	Variable reward payouts are designed to provide competitive compensation for achieving expected performance, and enhanced compensation for performance that exceeds expectations.

•	Attract and retain top management talent
¡	The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business.
¡	The Compensation Committee regularly benchmarks its executive compensation program to compensate executives to approximate the median level for target performance, with above median payouts for superior performance.
¡	Individual performance is a key element in the annual cash bonus program, which is designed to motivate executives to perform at the highest levels.

•	Link compensation realized to the achievement of the Company’s short and long-term financial and strategic goals
¡	A majority of each Named Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation.
¡	Performance measures are selected based on careful assessment of measures that will encourage profitable growth and increase shareholder value.
¡	Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect the Company’s short and long-term business plans.

•	Align management and shareholder interests by engaging in long-term shareholder value creation
¡	Long-term incentive awards are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of the Company’s shareholders.
¡	The current incentive programs include an annual cash bonus component and a three-year forward-looking component emphasizing both short and long-term shareholder value creation.
¡	Stock ownership guidelines require that Board members and executives maintain significant levels of stock ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests.

28	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation—CD&A (continued)

2.	POLICIES AND PROCEDURES

The Compensation Committee is responsible for determining the nature and amount of compensation for the Company’s Chief Executive Officer and for reviewing and approving the compensation for the other four executive officers listed on page 17. The Committee consists of four non-employee directors. Ms. Oster is the Chair of the Compensation Committee and Mr. Bacon, Mr. Naughton and Ms. Pelham are Compensation Committee members.

The Company’s compensation policies and programs are designed to implement the philosophy described above. The Company has implemented a number of measures in an effort to drive performance and align the interests of the Company’s executives with shareholders.

What the Company Does	What the Company Doesn’t Do

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to the shareholders. All of the incentive compensation (both cash and equity) is subject to the achievement of various performance objectives.

Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses to anyone. It currently has no guaranteed commitments to grant any equity-based awards. Finally, the entire long-term program is predicated on the achievement of performance metrics. This ensures that the Company is able to base all compensation awards on measurable performance factors and business results.

Provide excise tax gross-up payments. The Company will not enter into any new agreements that include excise tax gross-up payments.

Reprice options. Since its initial public offering in 1978, the Company has not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan.

Pledging or hedging. The Company’s insider trading policy prohibits the Company’s directors and executive officers from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the shares are earned.

Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.
Caps award payouts. Amounts or shares that can be earned under the annual incentive program and long-term incentive program are capped. No guaranteed minimum amounts or awards are provided.
Maintains share ownership guidelines. The Company has established the following minimum share ownership requirements: CEO – five times base salary; executive officers – three times base salary; and outside directors – four times the annual cash fee.
Provides enhanced change in control protections only after double-trigger. The CEO’s employment agreement includes “double trigger” severance provisions requiring both a change in control and a subsequent qualifying termination of employment.
Utilizes an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the REIT industry.
Maintains a clawback policy. The Compensation Committee adopted a clawback policy that, in the event of a financial restatement, allows the Company to recoup incentive compensation (including stock options, restricted stock and restricted stock units) paid to executive officers based on the misstated financial information.
Conducts a risk assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	29

Executive Compensation—CD&A (continued)

3.	ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has engaged FPL as its independent compensation consultant to advise the Committee on compensation program design, the components of the Company’s executive compensation programs and the amounts the Company should pay its executive officers.

FPL performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, review materials to be presented at meetings and obtain the consultant’s opinion and perspective on proposals prepared by management.

During 2016, FPL performed the following specific services:

•	Re-evaluated the peer group
•	Conducted a comprehensive review of executive and board compensation
•	Developed a new long-term incentive program design

As part of the process of assessing the effectiveness of the Company’s compensation programs and assisting with implementation, the consultant also interacts with members of management. The consultant’s primary contacts with management are the Executive Vice President - Chief Financial Officer and the Senior Vice President - Human Capital. The independence of FPL was assessed by the Compensation Committee and no conflicts of interest were found.

4.	INPUT OF EXECUTIVE OFFICERS ON COMPENSATION

The Compensation Committee receives input from certain executive officers on a variety of issues related to compensation.

•	The Chief Executive Officer considers the performance of each other NEO and makes recommendations to the Compensation Committee regarding each other NEO’s individual performance score associated with the annual cash bonus program, and future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when determining earned incentive compensation and when setting compensation opportunities for the coming year.
•	Each year, management establishes an annual plan for the Board’s review, which includes financial budgets and key strategic objectives for the Company. The Compensation Committee has designed the compensation programs to encompass key financial and strategic objectives included in the annual plan.
•	The Company’s Executive Vice President - Chief Financial Officer assists the Compensation Committee in assessing the financial and legal impact of compensation decisions.
•	The Company’s Senior Vice President - General Counsel & Corporate Secretary along with the Senior Vice President - Human Capital assist the Compensation Committee in administering the compensation programs, including the Company’s 2005 and 2016 Long-Term Incentive Plans as well as the three-year rolling executive Long-Term Incentive Programs, and ensuring that all relevant documentation and disclosures are completed (e.g., filings with the Securities and Exchange Commission and legal documents).

5.	SHAREHOLDER OUTREACH INITIATIVES

At the 2016 Annual Meeting, approximately 94% of shareholder votes were cast in favor of the compensation of the NEOs (also commonly referred to as “Say-on-Pay”). This represents a similar voting result for the 2015 Say-on-Pay proposal (97% in favor). The Compensation Committee and management were pleased with these results, but continue to engage with shareholders as part of their continuing efforts to refine and enhance the executive compensation program.

The Compensation Committee, with assistance from FPL, considered the opinions provided during shareholder and investor meetings during the past few years in the development of the 2017 compensation program. Investors have been pleased with the Company’s continuing efforts to enhance the connection between pay and performance. The Company’s efforts include the implementation of a three-year forward-looking long-term incentive program that features consecutive, rolling three-year tranches.

In 2016, members of senior management conducted over 300 meetings with investors and analysts to discuss a number of topics, including, but not limited to, financial results, Company strategy, objectives and performance, compensation metrics, corporate governance initiatives and industry trends.

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Executive Compensation—CD&A (continued)

6.	IMPROVEMENTS TO EXECUTIVE COMPENSATION PROGRAM STRUCTURE

The Compensation Committee continues to work with FPL, considers feedback from proxy advisory firms, and engages shareholders to ensure all potential compensation concerns are evaluated and its pay for performance practices are supported.

Changes to the Annual Cash Bonus Program

The Compensation Committee removed the net real estate investments component of the annual cash bonus program and replaced it with a leverage metric in order to emphasize the health of the balance sheet. The Compensation Committee also modified the weightings for Mr. Brinker for the cash NOI versus underwritten projections metric. The weightings for the measures vary among the NEOs based on their operational responsibility and sphere of influence. For example, Mr. Brinker has a more direct impact on cash NOI versus underwritten projections than other NEOs, so his weighting for that metric is greater than the other NEOs. All NEOs have at least a 5% weighting for each measure.

2016 Annual Incentive Cash Bonus Measures

Metric	DeRosa	Estes	Kerr	Brinker	Miller

Normalized FFO per share	30%	25%	25%	25%	25%

Same store NOI growth	25%	25%	25%	25%	25%

Leverage	15%	15%	15%	10%	15%

Cash NOI vs. underwritten projections on 2015 operating acquisitions	5%	5%	5%	10%	5%

Individual Goals	25%	30%	30%	30%	30%

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Executive Compensation—CD&A (continued)

Changes to the Long-Term Incentive Plan

In response to investor feedback and in consultation with FPL, the Compensation Committee has transitioned to a long-term incentive program based entirely on forward-looking performance. The program features consecutive, rolling three-year tranches and includes the following metrics:

2015 – 2017 3-Year

Long-Term Incentive Program

Metric	Weighting

Total Shareholder Return v. NAREIT Health Care Index	35%

Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index	15%

Absolute Total Shareholder Return	15%

Adjusted Fixed Charge Coverage	20%

Relative Same Store NOI Growth	15%

2016 – 2018 3-Year

Long-Term Incentive Program

Metric	Weighting

Total Shareholder Return v. NAREIT Health Care Index	35%

Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index	15%

Absolute Total Shareholder Return	15%

Adjusted Fixed Charge Coverage	20%

Private Pay	15%

The transition from the prior split program, which featured awards made after the completion of the performance period (i.e. backward-looking), to the three-year forward-looking program, which features the upfront grant of performance shares, is now complete. The NEOs received grants under the prior program (reflecting previous achievement of performance goals) for the final time in February 2016. In accordance with SEC rules, the February 2016 grants are included in the “Summary Compensation Table” on pages 48-49 (even though they relate to performance in 2015).

For 2016, 84% of the CEO’s 2016 total target compensation was performance-based and not guaranteed and 54% was in the form of long-term equity compensation (see page 38). Likewise, an average of 78% of the other NEOs’ 2016 total target compensation was performance-based and not guaranteed, and an average of 39% was in the form of long-term equity compensation.

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Executive Compensation—CD&A (continued)

7.	COMPENSATION PEER GROUP

As part of its annual compensation review, the Compensation Committee conducts a comprehensive review of the executive compensation programs relative to a relevant peer group of comparable REITs. The competitive review is one of the compensation elements the Compensation Committee takes into account in making compensation decisions. Along with Company performance, the Compensation Committee also considers the experience, tenure and past performance of each of the executive officers.

Across the public REIT Industry, the Company is now the 7th largest measured by enterprise value and the 9th largest measured by market capitalization, and the Company is included in the S&P 500 Index. As illustrated below, the peer group was selected because its members are similar in size to the Company, share a similar business model, geographic footprint, regulatory environment and/or competitive dynamics. The peer group represents the industries with which it currently competes for executive talent, and also includes the Company’s principal business competitors. The peer group has evolved over time as the Company has grown, but it did not change in 2016.

Peer	Industry	Market Capitalization
Simon Property Group, Inc.	Regional Mall	$64.3 billion
American Tower Corp.	Specialty	$45.1 billion
Public Storage	Self-Storage	$38.8 billion
Prologis, Inc.	Industrial	$28.8 billion
Equity Residential	Multi-Family	$24.5 billion
AvalonBay Communities, Inc.	Multi-Family	$24.3 billion
Welltower Inc.	Health Care	$24.3 billion
Ventas, Inc.	Health Care	$22.3 billion
General Growth Properties, Inc.	Regional Mall	$22.3 billion
Boston Properties, Inc.	Office	$21.6 billion
Vornado Realty Trust	Diversified	$20.9 billion
Host Hotels & Resorts, Inc.	Hotel	$14.1 billion
HCP, Inc.	Health Care	$14.1 billion

Source: Key Banc, data as of 12/30/16.

               Source: Key Banc, data as of 12/30/16.

The Compensation Committee believes that market data plays an important role in the design and implementation of optimal compensation programs. FPL and the Compensation Committee consider multiple factors and types of internal and external data in making both individual and plan-level compensation decisions. The benchmarking data provides an important reference point when evaluating whether pay levels are appropriate, however, it is a single point of reference and one of several factors utilized when ultimately making pay decisions. Although the Compensation Committee does not precisely benchmark to a specific market percentile, the market median is typically an initial focus and point of reference.

Findings from the peer group review indicated that Mr. DeRosa’s total target remuneration (sum of base salary, cash bonus and equity awards) ranked at the 27th percentile among the CEOs in the peer group. The review also indicated that the target total remuneration for the NEOs (other than Mr. DeRosa, in the aggregate) is below the market median relative to the non-CEO named executive officers (in the aggregate) in the peer group (see chart on page 34).

The Compensation Committee will continue to evaluate and adjust target compensation and corresponding incentive opportunity levels over time to make sure the Company’s compensation programs are competitive and consistent with the Company’s compensation philosophy.

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Executive Compensation—CD&A (continued)

The Company’s relative compensation levels compared to relative enterprise growth, total capitalization growth and total shareholder return during the period 2014 – 2016 is depicted in the chart to the right.

Sources: Key Banc, data as of 12/30/16.

SNL Financial, data as of 12/30/16.

8.	2016 COMPANY PERFORMANCE

The primary goal of the Compensation Committee is to link relative pay to relative, and in some instances absolute, performance. 2016 was another strong year for the Company. Throughout the year, as a result of experienced and steady leadership, the Company continued to seize opportunities and further differentiate itself from the competition. Some of the accomplishments that the Compensation Committee considered in determining compensation levels included:

PRO RATA GROSS INVESTMENTS

The Company completed $3.0 billion in pro rata gross new investments in 2016, including $1.15 billion of premier West Coast seniors housing investments.

Demonstrating the success of our relationship investing approach, 92% of the Company’s 2016 investments were originated through existing relationships.

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Executive Compensation—CD&A (continued)

    PRO RATA DISPOSITION PROCEEDS

The Company continued to proactively recycle capital in an effort to enhance the value of the portfolio and position the Company in an evolving health care industry. In 2016, the Company generated $2.8 billion of pro rata proceeds from the disposition of non-strategic assets.

    NET DEBT TO UNDEPRECIATED BOOK CAPITAL

The Company improved key balance sheet metrics, including net debt to undepreciated book capitalization (37.4% at the end of 2016 as compared to 39.5% at the end of 2015).

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Executive Compensation—CD&A (continued)

    PRIVATE PAY

The Company increased percentage of revenues generated by private pay sources by 400 basis points to 92.8% in 2016, thereby reducing revenue payment risk attributable to government pay sources.

Increasing private pay revenues is a result of performance in several key core areas within the Company’s strategic plan. Specifically, private pay improves as a result of increasing RIDEA as a percentage of the portfolio, growing health system and outpatient medical relationships and right-sizing post-acute care.

    183 CONSECUTIVE DIVIDENDS

The Company paid a cash dividend of $3.44 per share in 2016, which represents a 4% increase over dividends paid in 2015.

The Board of Directors also approved a new 2017 cash dividend of $3.48, commencing with the February 2017 dividend.

The dividend paid in February 2017 represents the Company’s 183rd consecutive dividend payment.

36	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation—CD&A (continued)

9.	CEO PAY OVERVIEW

This section highlights the terms of Mr. DeRosa’s amended and restated employment agreement, which was entered into on January 3, 2017 and will become effective on April 13, 2017, and outlines the compensation paid to him in 2016 in light of the Company’s performance.

Mr. DeRosa’s Amended and Restated Employment Agreement

In 2016, the Company had an employment agreement with Thomas J. DeRosa, Chief Executive Officer of the Company, which expires on April 13, 2017. Under that original employment agreement, Mr. DeRosa receives a base salary that is reviewed and adjusted each year by the Compensation Committee and he is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. The Company also provides Mr. DeRosa with an automobile allowance to cover the cost of leasing a vehicle during the term of his employment agreement. Mr. DeRosa received a one-time grant of $1,000,000 of performance-based restricted stock units (15,618 units) on July 30, 2014 in connection with the commencement of his employment as CEO. See the “2016 Nonqualified Deferred Compensation Table” on page 54 for additional information regarding these performance-based restricted stock units. In addition, to the extent the Company no longer maintains the health plan in which Mr. DeRosa is participating as of May 1, 2014 and, if he elects to not participate in any other group health plan sponsored or maintained by the Company, he may receive a cash payment in lieu of such benefits up to $2,000 per month. Mr. DeRosa is entitled to severance protections and benefits in connection with certain qualifying termination events, some of which are enhanced following a change in corporate control of the Company. For a description of the provisions of the agreement regarding compensation and benefits payable upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” on pages 55-56.

In anticipation of the expiration of his original employment agreement and in recognition of his exemplary performance, on January 3, 2017, the Company entered into a new employment agreement with Mr. DeRosa, which will become effective on April 13, 2017, after the expiration of his current employment agreement. As was the case under Mr. DeRosa’s original employment agreement that was in effect during 2016, his amended and restated employment agreement includes the provisions listed below, which the Company considers “best practices.”

BEST PRACTICES CEO EMPLOYMENT AGREEMENT

•	No evergreen—term is defined and there is no automatic renewal feature

•	No severance payable upon expiration of the term

•	No automatic compensation increases

•	No guaranteed bonus payments

•	Any severance payments are conditioned upon a general release and continued compliance with non-competition, nonsolicitation and confidentiality requirements

•	Double-trigger required for both severance and acceleration of equity awards following a change in corporate control

•	No excise tax gross-ups

•	Limited perquisites and no perquisites upon retirement

Pursuant to his amended and restated employment agreement, Mr. DeRosa will continue to serve as the Chief Executive Officer of the Company until April 13, 2020. He will receive an annual base salary of $1,000,000, together with a target bonus opportunity under the Company’s annual cash bonus program equal to 175% of his annual base salary and long-term stock awards under terms and conditions determined by the Compensation Committee. The Company will also reimburse Mr. DeRosa for reasonable costs of an annual medical exam and continue to provide an automobile allowance during the term of his employment agreement. His severance protections under his new employment agreement essentially remain the same as the severance protections afforded by his original employment agreement that was in effect in 2016.

In negotiating the terms of Mr. DeRosa’s new employment agreement, the Compensation Committee took into account Mr. DeRosa’s exemplary performance over the course of the first three years of his tenure as Chief Executive Officer, which included his successful vision, leadership, interaction with the investment community and strong track record of financial performance (including strong normalized funds from operations growth, same-store net operating income growth and improvements to key balance sheet metrics), combined with the Compensation Committee’s desire to adjust his pay from ranking as the lowest of the peer group to a total opportunity that approximates the market median (which is consistent with market best practices).

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Executive Compensation—CD&A (continued)

The compensation program balances a variety of key performance metrics, measures performance on both an absolute and relative basis to protect against rising/falling markets, evaluates performance over both short and long-term performance periods, and is rigorous and heavily weighted toward incentive pay and equity in particular.

2016 Compensation Components

The Compensation Committee established the following key components of Mr. DeRosa’s 2016 compensation:

•	Base Salary: Mr. DeRosa’s 2016 base salary was set at $950,000.

•	Annual Cash Incentive: The target opportunity percentage for Mr. DeRosa in 2016 was set at 150% of base compensation and the maximum opportunity percentage was set at 300%.

•	2015-2017 Long-Term Incentive Program: Any award earned will be based on Company performance during the three-year period ending December 31, 2017 against the five metrics listed on pages 32 and 44. The target opportunity was set at $4.0 million.

•	2016-2018 Long-Term Incentive Program: Any award earned will be based on Company performance during the three-year period ending December 31, 2018 against the five metrics listed on pages 32 and 45. The target opportunity was set at $5.7 million.

10.	COMPENSATION ELEMENTS AND RESULTS

This section describes how the Compensation Committee applied the compensation program and the Company’s performance in determining the compensation of all NEOs.

The elements used to achieve the compensation objectives, and which enable the Company to retain, motivate, engage, and reward the NEOs and other executives, include base salary, annual cash incentives, long-term incentives, and other perquisites and benefits, and are described in more detail below. In allocating compensation among these components, the Company seeks to provide reasonable and competitive levels of fixed compensation (base salary), while emphasizing performance-based compensation that varies based on Company and individual performance.

The following charts illustrate each NEO’s base salary, target annual cash incentive compensation and target three-year long-term incentive compensation as a percent of total target compensation for 2016. On average, 79% of total target compensation is based on Company performance.

Base Salary

Base salaries are established at levels that will attract and retain talented executives. To that end, base salaries are generally targeted to approximate the market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, the individual’s experience in the current position, and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels and/or to recognize an individual’s growth and development. Base salaries for the NEOs were as follows:

Executive	2015 Salary	2016 Salary		% Increase
Thomas J. DeRosa	$950,000	$950,000		0%
Scott A. Estes	510,000	510,000		0%
Mercedes T. Kerr	324,612	484,500	(1)	49%
Scott M. Brinker	484,500	484,500		0%
Jeffrey H. Miller	510,000	510,000		0%

(1)	On July 29, 2016, Ms. Kerr was appointed to serve as Executive Vice President - Business Development of the Company. In connection with this promotion, Ms. Kerr’s salary was increased from $324,612 to $484,500. Ms. Kerr received a blended base salary in the amount of $391,232 in 2016.

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Executive Compensation—CD&A (continued)

Mr. DeRosa, Mr. Estes, Mr. Brinker and Mr. Miller did not receive base salary increases in February of 2016. Ms. Kerr received a base salary increase in connection with her promotion to Executive Vice President - Business Development of the Company.

For 2017, the Compensation Committee did not increase the base salaries for Mr. Estes or Ms. Kerr.

Annual Incentives

Annual incentives reward the executives for the achievement of certain performance objectives tied to the Company’s annual business plan, as well as achievement of individual performance objectives. Under this program, a range of earnings opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high).

The rigorous corporate performance measures and weightings set by the Compensation Committee for 2016 under the annual incentive program were as follows:

Normalized Funds from Operations (FFO) per share.		Weighting
2016 Goal:	Threshold: $4.45, +1.6% growth Target: $4.55, +3.9% growth High: $4.65, +6.2% growth

Why the Company chose this measure:  FFO is a common non-GAAP measure of earnings performance for REITs because it provides insight into the earnings generated from the real estate platform. FFO means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO for 2016 represents FFO adjusted for transaction costs, provision for loan losses, net gains (or losses) on derivatives and extinguishments of debt, nonrecurring income tax benefits, certain other expenses or income and normalizing items relating to unconsolidated/noncontrolling interests. This measure is included in the compensation program because it is the measure most commonly used by analysts to assess the performance of REITs. If the Company achieves a level of normalized FFO per share as a result of inappropriate amounts of leverage, the Compensation Committee may determine that bonuses should not be paid for this goal.

How the Compensation Committee set the 2016 goal:  In its 2016 initial public guidance, the Company projected normalized FFO in a range of $4.50 to $4.60 per diluted share. Target performance was set at $4.55 or the midpoint of the initial guidance range. The range of $0.10 around target results in a threshold of $4.45 and a high of $4.65. The high score was set at $0.05 above the high end of initial public guidance. High performance would only be achieved if the Company significantly exceeded the high end of such guidance.

Same Store NOI Growth.		Weighting
2016 Goal:	Threshold: +2.0% Target: +3.0% High: +4.0%

Why the Company chose this measure:  Net operating income (“NOI”) is used to evaluate the operating performance of the Company’s properties. NOI means total revenues, including tenant reimbursements, less property operating expenses, which represent costs associated with managing, maintaining and servicing tenants for the Company’s seniors housing operating and outpatient medical properties. Same store NOI (“SSNOI”) is used to evaluate the operating performance of the Company’s properties under a consistent population which eliminates changes in the composition of the portfolio. For purposes of SSNOI, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, sub-leases and any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during those periods are excluded from the same store amounts. SSNOI

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Executive Compensation—CD&A (continued)

represents NOI for same store properties adjusted for elimination of non-cash NOI, adjustments to translate Canadian properties at a USD/CAD rate of 1.3495 and UK properties at a GBP/USD rate of 1.4950, adjustments to reflect consistent ownership percentages, and other adjustments as disclosed in the Company’s quarterly financial supplements.

How the Compensation Committee set the 2016 goal:  In its 2016 initial public guidance, the Company projected blended SSNOI growth in a range of 2.5%-3.0%. The Compensation Committee set target performance at 3.0% or the high end of the initial guidance. The range of 1.0% around target results in a threshold of 2.0% and a high of 4.0%. The high score is a full 1.0% greater than the initial public guidance.

Leverage.		Weighting
2016 Goal:	Threshold: 42.0% Target: 39.5% High: 37.0%

Why the Company chose this measure:  For 2016, the Company has included a leverage measure (net debt to undepreciated book capitalization) to emphasize balance sheet strength, which has been a hallmark of the Company. The Compensation Committee believes it is important that the Company does not sacrifice its balance sheet to grow in other areas of the business. Net debt to undepreciated book capitalization is a ratio (expressed as a percentage) of net debt to undepreciated book capitalization. Net debt represents total debt less cash and cash equivalents. Undepreciated book capitalization represents net debt plus total equity (including noncontrolling interests), after adding back accumulated depreciation and amortization.

How the Compensation Committee set the 2016 goal:  The Compensation Committee set target performance for leverage at 39.5%, which is consistent with leverage at the end of 2015. The range of 2.5% around target results in a threshold of 42.0% and a high score of 37.0%.

Cash NOI of 2015 Operating Acquisitions vs. Underwritten Projections.		Weighting
2016 Goal:	Threshold: >90% of underwritten projections Target: >100% of underwritten projections High: >110% of underwritten projections

Why the Company chose this measure:  This measure compares the cash NOI of the Company’s 2015 operating acquisitions against underwritten expectations. Cash NOI represents NOI (as defined on page 39) as adjusted for the elimination of certain non-cash items. “Operating acquisitions” is a term used to encompass RIDEA investments and outpatient medical investments. The Company chose to limit the metric to operating acquisitions because they are the only investments over which it has influence on operating budgets. The Company believes it is appropriate to align the integration and success of recent investments with management’s annual incentive measures. This measure also serves to help bridge part of the gap left by the SSNOI measure, which only includes investments that have been in the portfolio for certain year-over-year reporting periods as discussed on page 39.

How the Compensation Committee set the 2016 goal:  The Compensation Committee believes the Company should reach or exceed 100% of its expected underwritten Cash NOI projections for the 2015 operating acquisitions in order to achieve target performance. Threshold performance (greater than 90% of expected Cash NOI) represents solid performance for these investments (in light of the Company’s high expectations) and high performance (greater than 110% of expected Cash NOI) represents excellent performance.

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Executive Compensation—CD&A (continued)

Individual Performance.		Weighting
2016 Goal:	Each of the NEOs is evaluated against a set of individual strategic goals.

Why the Company chose this measure:  The Company tailors individual goals to the roles and responsibilities of each NEO, including, among other things, the implementation and execution of targeted investment strategies, communication with investors, effective capital raising and promotion in the capital markets and participation in succession planning for management. Individual goals allow the Compensation Committee to evaluate the performance of each executive and the business segments or functions that an executive leads. An important component of this metric is whether the executive achieves business results in a manner that is consistent with corporate strategic plans and objectives.

How the Compensation Committee set the 2016 goals:  The Compensation Committee established individual goals based on the Company’s key strategic objectives for 2016 (and, as applicable, objectives for business segments or functions for which the executive is primarily responsible), as well as personal initiatives for 2016 for each executive that the Compensation Committee deemed were important.

Annual Incentive Results

2016 Individual Performance

For Mr. DeRosa, 75% of the annual cash bonus was determined by corporate performance and 25% by individual performance. The corporate component was set at 75% because the Compensation Committee believes that the vast majority of the Chief Executive Officer’s annual cash bonus should be based on overall corporate performance given his ultimate accountability for the Company’s performance.

For Mr. Estes, Ms. Kerr, Mr. Brinker and Mr. Miller, 70% of the annual cash bonus was determined by corporate performance and 30% by individual performance. The Compensation Committee believes that overall corporate performance should be the primary basis for determining annual cash incentives for all of its executives.

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Executive Compensation—CD&A (continued)

Mr. DeRosa

•	Actively championed and positioned the Company’s strategic plan and value proposition in the market with investors, health care leaders, clients and prospective clients delivering strong normalized FFO and FAD per share increases versus 2015.

•	Positioned the Company as a thought leader in the health care sector and elevated the Company profile by serving as a Governor of the World Economic Forum and speaking at high visibility events including The Aspen Ideas Festival: Spotlight Health and the EY Strategic Growth Forum. Served on the Board of Argentum, the largest senior living association in the U.S.

•	Developed new strategic relationships and elevated existing relationships, including new sources of capital such as sovereign funds and international investors, including a joint venture with Cindat Capital Management Limited (“Cindat”) and Union Life Insurance Co. Ltd. This U.S. $930 million transaction represents Cindat’s first U.S. health care real estate investment.

•	Directed the repositioning of the Company’s portfolio including the generation of approximately $1.6 billion of proceeds from the sale of Genesis Healthcare, Inc. post-acute care properties. The Company’s disposition activities drove several strategic benefits including significantly increasing private pay revenue mix across the portfolio, reducing the long-term/post-acute care concentration of the portfolio and improving long-term/post-acute care payment coverage.

•	Oversaw $3.0 billion of gross investments, including $1.15 billion premier west coast seniors housing portfolio.

•	Elevated the Company’s profile and vision in support of advancing the quality of care and life for the aging population and was recognized as the Alzheimer’s Association National Brain Ball Honoree, an event that elevates the profile of Alzheimer’s disease and its impact on families and raises funds for research and critical support services for individuals, families and caregivers facing the daily challenges of the disease.

•	Improved strength of the Company’s balance sheet, including ratings upgrades from two rating agencies, creating additional value for shareholders and reducing the cost of capital.

Mr. Estes

•	Drove strong financial and cash flow management generating year over year increases in FFO and FAD.

•	Led the Company’s Capital Markets and Finance teams responsible for making significant enhancements to the Company’s balance sheet in 2016:

¡	37.4% net debt/undepreciated book cap (improvement of 210 basis points as compared to 2015)

¡	Improved net debt to adjusted EBITDA ratio from year-end 2015

•	Created additional shareholder value by improving the Company’s credit ratings from two ratings agencies.

•	Raised $700 million of 10-year unsecured debt capital in March 2016 priced to yield 4.345%, which represented the largest single-tranche debt offering in the Company’s history.

•	Increased and extended the unsecured credit facility by $500 million to a total of $3.7 billion during the year while lowering pricing by 2.5 basis points.

•	Successfully raised over $238 million of equity through the ATM program at a significantly lower cost.

•	Deepened relationships with the financial community and was actively involved in industry coalitions including as a member of the Executive Committee and as Treasurer of The National Investment Center for Seniors Housing & Care (NIC).

42	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation—CD&A (continued)

Ms. Kerr

•	Led business development activities to identify, build and manage relationships with health systems, seniors housing operators, real estate developers and financial institutions to grow Welltower’s high-quality health care property portfolio leading to transformational transactions with key partners including Belmont Senior Living, Benchmark, Brandywine, Senior Star, SRG and others.

•	Integrated the Seniors Housing and Outpatient Medical Business Development functions into a streamlined management structure and oversaw the expansion of the Company’s West Coast (U.S.) offices.

•	Reframed the Investment Committee decision-making process to enhance discipline, employee development and decentralization.

•	Created decision-making framework to systemize the use of joint venture structures. Directed the Company’s strategic relationships with Johns Hopkins Medicine and with Hines, a privately-owned global real estate investment firm, through which the Company is developing a senior living community in Midtown Manhattan.

•	Provided market insights throughout the development of the Company’s strategic plan.

•	Served as the Company’s representative to important industry groups through her participation on the Executive Committee of the American Seniors Housing Association (ASHA), the Board of Counselors for the University of Southern California’s Davis School of Gerontology and the Board of the California Assisted Living Association (CALA).

Pursuant to the terms of Mr. Brinker’s separation agreement with the Company and Mr. Miller’s retirement agreement with the Company, the Company agreed that the portion of each of Mr. Brinker’s and Mr. Miller’s 2016 annual bonuses with respect to individual performance would be paid at target level. For additional information regarding Mr. Brinker’s separation agreement, see “Mr. Brinker’s Separation Agreement” on pages 57-58, and for additional information regarding Mr. Miller’s retirement agreement, see “Mr. Miller’s Retirement Agreement” on page 58.

Annual Incentive Payments

The table below illustrates each executive’s total annual incentive earnings opportunity, taking into consideration both corporate and individual performance, under the annual incentive program, and the actual bonuses for 2016 performance that were approved at the Compensation Committee’s February 9, 2017 meeting. For individual performance results, please refer to pages 41-43.

	2016 Annual Incentive Opportunity			2016 Bonus Earned
	(as a % of Base Salary)			% of Base Salary	Amount
	Threshold	Target	High
DeRosa	75%	150%	300%	193%	$1,829,950
Estes	75%	150%	260%	166%	845,382
Kerr	75%	150%	300%	190%	920,321
Brinker	75%	150%	300%	180%	872,591
Miller	75%	150%	225%	158%	808,061

Long-Term Incentive Plan

The Company’s long-term incentive plan consists of rolling three-year forward-looking programs, including the 2015-2017 and 2016-2018 programs and a similar program for 2017-2019, which examine performance across pre-determined key financial metrics (as detailed below). These programs balance both absolute and relative performance and examine how the Company performs across multiple criteria spanning total shareholder return (the largest portion of the program), leverage, growth and revenue sources. The Company believes the long-term incentive program fosters sustained performance and creates short and long-term shareholder value. Under the program, dividends on any unearned shares are not paid until and unless the underlying shares vest, which the Compensation Committee believes is in line with best practices. Taken as a whole, this program emphasizes a pay-for-performance philosophy and promotes enhanced retention of executives.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	43

Executive Compensation—CD&A (continued)

2015-2017 Long-Term Incentive Program Opportunity

This three-year forward looking program covers the three-year period ending December 31, 2017. The Compensation Committee established goals in early 2015 for the five measures described below (with percentage weightings) based on the Company’s internal projections for the three years ending December 31, 2017. The components of the three-year program are consistent with the Company’s long-term strategic objectives. As of December 31, 2016, the Company is trending as follows under the program:

Metric	Weighting	Goal Tracking
Total Shareholder Return v. NAREIT Health Care Index	35%	Below Threshold
Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index	15%	Below Threshold
Absolute Total Shareholder Return	15%	Below Threshold
Adjusted Fixed Charge Coverage	20%	Between Target/High
Relative Same-Store NOI Growth	15%	Between High/Extraordinary

The Compensation Committee has established four achievement levels for each performance measure (threshold, target, high and extraordinary). For Total Shareholder Return v. NAREIT Health Care Index and Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index, target was set at Index, with threshold 4.0% below Index, high 4.0% above Index and extraordinary 6.0% above Index. For Absolute Total Shareholder Return, target was set at 10.0%, with threshold at 6.0%, high at 14.0% and extraordinary at 18.0%. For the fixed charge coverage metric, target was set in line with the Company’s long-term strategic goal. For the same store growth metric, target was set at the average same store growth for a defined group of the Company’s health care peers. Awards will be granted based on observed results relative to these measures.

These measures will be evaluated as of December 31, 2017 and any awards granted to the executives under this program will vest as follows: one-third in early 2018, one-third on December 31, 2018 and one-third on December 31, 2019. For each executive, 100% of the award will be based on predefined corporate performance targets. See pages 55-61 for a detailed discussion of potential payments upon termination or change in corporate control.

For the Named Executive Officers, the aggregate award opportunities for the 2015 to 2017 performance period are as follows:

	2015-2017 Long-Term Incentive Program Opportunities(1)
	Threshold	Target	High	Extraordinary
DeRosa	$2,000,000	$4,000,000	$7,500,000	$10,000,000
Estes	687,500	1,375,000	1,718,750	2,062,500
Brinker	712,500	1,425,000	1,781,250	2,137,500
Miller	637,500	1,275,000	1,593,750	1,912,500
(1)	Ms. Kerr is not included in this table because she was not a Named Executive Officer when long-term incentive opportunities were awarded under the 2015-2017 Long-Term Incentive Program.

The Company intends to provide disclosure regarding actual performance relative to the targets in the proxy materials for the 2018 annual meeting, which will be the first annual meeting following the completion of the three-year performance period.

44	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation—CD&A (continued)

2016-2018 Long-Term Incentive Program Opportunity

This three-year forward looking program covers the three-year period ending December 31, 2018. The Compensation Committee established goals in early 2016 for the five measures described below (with percentage weightings) based on the Company’s internal projections for the three years ending December 31, 2018. The components of the three-year program are consistent with the Company’s long-term strategic objectives. As of December 31, 2016, the Company is trending as follows under the program:

Metric	Weighting	Goal Tracking
Total Shareholder Return v. NAREIT Health Care Index	35%	Below Threshold
Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index	15%	Below Threshold
Absolute Total Shareholder Return	15%	Below Threshold
Adjusted Fixed Charge Coverage	20%	Between Target/High
Private Pay	15%	Between Target/High

The Compensation Committee has established four achievement levels for each performance measure (threshold, target, high and extraordinary). For Total Shareholder Return v. NAREIT Health Care Index and Total Shareholder Return v. Morgan Stanley (MSCI) US REIT Index, target was set at Index, with threshold 4.0% below Index, high 4.0% above Index and extraordinary 6.0% above Index. For Absolute Total Shareholder Return, target was set at 8.0%, with threshold at 5.0%, high at 11.0% and extraordinary at 14.0%. For the fixed charge coverage metric and the private pay metric, target was set in line with the Company’s long-term strategic goals. Private pay was included as a metric in this program in order to emphasize the importance of reducing revenue payment risk and to align this program with the Company’s strategic plan. Awards will be granted based on observed results relative to these measures.

These measures will be evaluated as of December 31, 2018 and any awards granted to the executives under this program will vest as follows: one-third in early 2019, one-third on December 31, 2019 and one-third on December 31, 2020. For each executive, 100% of the award will be based on predefined corporate performance targets. See pages 55-61 for a detailed discussion of potential payments upon termination or change in corporate control.

For the Named Executive Officers, the aggregate award opportunities for the 2016 to 2018 performance period are as follows:

	2016-2018 Long-Term Incentive Program Opportunities
	Threshold	Target	High	Extraordinary
DeRosa	$2,850,000	$5,700,000	$10,687,500	$14,250,000
Estes	862,500	1,725,000	2,156,250	2,587,500
Kerr	887,500	1,775,000	2,218,750	2,662,500
Brinker	887,500	1,775,000	2,218,750	2,662,500
Miller	637,500	1,275,000	1,593,750	1,912,500

The Company intends to provide disclosure regarding actual performance relative to the targets in the proxy materials for the 2019 annual meeting, which will be the first annual meeting following the completion of the three-year performance period.

Compensation Overview for 2016 and 2015 Performance

In order to provide shareholders with a more complete picture of the compensation of the NEOs, the Company is providing additional compensation information not required by the SEC. The table below discloses the grant date fair value of equity awards granted on February 12, 2016 as being compensation for the Named Executive Officers in 2015 because these grants are based on the Company’s performance in 2015.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	45

Executive Compensation—CD&A (continued)

The table below does not include the same information as the “Summary Compensation Table.” Rather, it is intended to provide supplemental information. The following table and notes should be read in conjunction with the “Summary Compensation Table” and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)	Annual Incentive Cash Award ($)(1)	Backward- Looking Long- Term Incentive Program ($)(2)(3)	Forward- Looking Long- Term Incentive Program ($)(3)(4)	Total Compensation ($)(5)
DeRosa	2016	950,000	1,829,950	0	5,700,000	8,479,950
	2015	950,000	2,291,705	4,515,363	4,000,000	11,757,068
Estes	2016	510,000	845,382	0	1,725,000	3,080,382
	2015	510,000	1,091,691	815,021	1,375,000	3,791,712
Kerr	2016	391,232	920,321	0	1,775,000	3,086,553
	2015	324,612	286,314	789,126	0	1,400,052
Brinker	2016	484,500	872,591	0	1,775,000	3,132,091
	2015	484,500	1,150,964	846,954	1,425,000	3,907,418
Miller	2016	510,000	808,061	0	1,275,000	2,593,061
	2015	510,000	961,769	735,162	1,275,000	3,481,931
(1)	The amounts reported in this column are the same as the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on pages 48-49.

(2)	The amounts reported in this column reflect the fair value on the grant date of the awards given to the NEOs shortly following the particular year and that, in the Compensation Committee’s view, are intended to serve as compensation for that particular year (e.g., the grant-date fair value of the awards that were granted on February 12, 2016 are shown as compensation for 2015; and the grant-date fair value of the awards that were granted on February 5, 2015 are excluded as they were viewed as compensation for 2014). The aggregate value of the awards granted to the NEOs with respect to 2015 performance was comprised entirely of restricted stock. The closing price of the Company’s common stock on the grant date (February 12, 2016) was $54.40.

(3)	For a discussion of the assumptions and methodologies used to determine the grant-date fair value of the equity awards, please see note 5 to the “Summary Compensation Table” on pages 48-49.

(4)	For the 2016-2018 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $5,700,000 for Mr. DeRosa, $1,725,000 for Mr. Estes, $1,775,000 for Ms. Kerr, $1,775,000 for Mr. Brinker and $1,275,000 for Mr. Miller. The maximum value of the awards under the 2016-2018 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $14,250,000 for Mr. DeRosa, $2,587,500 for Mr. Estes, $2,662,500 for Ms. Kerr, $2,662,500 for Mr. Brinker and $1,912,500 for Mr. Miller.

For the 2015-2017 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $4,000,000 for Mr. DeRosa, $1,375,000 for Mr. Estes, $1,425,000 for Mr. Brinker and $1,275,000 for Mr. Miller. The maximum value of the awards under the 2015-2017 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $10,000,000 for Mr. DeRosa, $2,062,500 for Mr. Estes, $2,137,500 for Mr. Brinker and $1,912,500 for Mr. Miller. Ms. Kerr did not participate in the 2015-2017 program.

(5)	The amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” (or that will be included in such column in future proxy statements) are excluded from the table above and are not reflected in the “Total Compensation” column.

Benefits and Perquisites

The following summarizes various benefits and perquisites received by the NEOs.

NEOs are eligible to participate in the same benefit programs as all other Company employees, including health and dental insurance, group life insurance, short and long-term disability coverage, partial reimbursement of health club/gym membership fees and participation in the Company’s tax-qualified retirement plan and trust (the “401(k) Plan”). In addition, Mr. DeRosa received certain perquisites in 2016, including:

•	Automobile allowance—monthly allowance to cover expenses incurred with the lease of an automobile.

•	Medical insurance premiums—includes medical insurance premiums to provide Mr. DeRosa and his family with coverage consistent with his prior individual health insurance coverage.

•	Spousal travel expenses—the spouses (and, in certain circumstances, immediate family members) of executives, including Mr. DeRosa’s spouse, are invited to attend certain of the Company’s business events.

In 2016, Mr. Estes, Ms. Kerr and Mr. Miller also received spousal travel expenses.

The Compensation Committee reviews the Company’s policies with respect to perquisites on a regular basis. The NEOs are entitled to receive these perquisites in 2017. See note 7 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by the Company in 2016.

46	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation—CD&A (continued)

Ownership Guidelines

Executive officers are required to own shares of the Company’s common stock with a fair market value of at least three times their base salary (five times for the Chief Executive Officer). Non-employee directors are required to own shares of the Company’s common stock with a fair market value of at least four times the annual cash fees. Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements, but unexercised stock options do not. Executive officers have five years from their date of hire to achieve the required ownership level and non-employee directors have five years from their date of appointment or February 7, 2013, whichever is later, to achieve the required ownership level. As of December 31, 2016, each of the NEOs and the non-employee directors were in compliance with these ownership requirements.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, Section 162(m) places a limit on the amount of compensation that may be deducted annually by the Company with respect to certain executive officers. The Compensation Committee will strive to provide executive officers with attractive, well-designed compensation packages that will generally preserve the deductibility of such payments for the Company. Certain types of compensation payments and their deductibility depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of any changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. Because the Company operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent the Company distributes at least 90% of its REIT taxable income, the possible loss of this deduction would not be expected to have material adverse consequences for the Company. If deductibility becomes an issue, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to make incentive-based awards not exempt from these limits where such awards are appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Submitted by the Compensation Committee

Sharon M. Oster, Compensation Committee Chair

Kenneth J. Bacon, Compensation Committee Member

Timothy J. Naughton, Compensation Committee Member

Judith C. Pelham, Compensation Committee Member

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	47

Executive Compensation (continued)

Summary Compensation Table

The table below presents the total compensation awarded to, earned by, or paid to the NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(7)	Total Compensation ($)(8)
Thomas J. DeRosa	2016	950,000	10,215,363	1,829,950		739,041	13,734,354
Chief Executive Officer(1)	2015	950,000	7,677,105	2,291,705		48,436	10,967,246
	2014	590,721	5,960,000	1,530,926	(6)	95,174	8,176,821
Scott A. Estes	2016	510,000	2,540,021	845,382		516,792	4,412,195
Executive Vice President -	2015	510,000	2,303,949	1,091,691		56,381	3,962,021
Chief Financial Officer	2014	467,893	526,781	1,078,177		27,319	2,100,170
Mercedes T. Kerr	2016	391,232	2,564,126	920,321		14,958	3,890,637
Executive Vice President - Business & Relationship Management(2)
Scott M. Brinker	2016	484,500	2,621,954	872,591		482,957	4,462,002
Former Executive Vice President -	2015	484,500	2,382,438	1,150,964		29,295	4,047,197
Chief Investment Officer(3)	2014	457,477	556,778	1,164,244		13,000	2,191,499
Jeffrey H. Miller	2016	510,000	2,010,162	808,061		518,440	3,846,663
Former Executive Vice President -	2015	510,000	2,132,931	961,769		56,302	3,661,002
Chief Operating Officer(4)	2014	467,893	516,763	926,888		27,031	1,938,575

(1)	On April 13, 2014, Mr. DeRosa was appointed to serve as Chief Executive Officer of the Company. This table does not include compensation paid to Mr. DeRosa in 2014 as a non-employee director before he became the Chief Executive Officer. Please see the “2014 Director Compensation Table” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2015 for information regarding Mr. DeRosa’s compensation as a non-employee director prior to his appointment as Chief Executive Officer.

(2)	No compensation information is provided for the years in which Ms. Kerr was not a Named Executive Officer.

(3)	On January 3, 2017, Mr. Brinker’s position as the Executive Vice President - Chief Investment Officer of the Company was eliminated.

(4)	On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company.

(5)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of possible forfeitures (in accordance with SEC rules) for awards subject to time-based vesting and awards subject to performance conditions).

The amounts for 2016 represent the following:

For the Named Executive Officers:

•	the value of restricted stock awards ($4,515,363 for Mr. DeRosa, $815,021 for Mr. Estes, $789,126 for Ms. Kerr, $846,954 for Mr. Brinker and $735,162 for Mr. Miller) granted in early 2016 for 2015 performance, which represent the final grants under the prior backward-looking long-term incentive program; and

•	the awards for the aggregate 2016-2018 Long-Term Incentive Program (see below and page 45 for additional information regarding this program).

The amounts for 2015 represent the following:

For the Named Executive Officers (except for Ms. Kerr):

•	the value of restricted stock awards granted in early 2015 for 2014 performance; and

•	the awards for the aggregate 2015-2017 Long-Term Incentive Program (see below and page 44 for additional information regarding this program).

The amounts for 2014 represent the following:

For Mr. DeRosa:

•	$4,960,000 of awards for the aggregate 2013-2015 Long-Term Incentive Program (the grant date for these awards was on April 13, 2014, the date Mr. DeRosa was appointed to serve as Chief Executive Officer); and

•	$1,000,000 of performance-based restricted stock units (15,618 units) that were granted pursuant to a performance-based restricted stock unit grant agreement. See the “2016 Nonqualified Deferred Compensation Table” on page 54 for additional information regarding this award. The value of this award was based on the probable outcome of the performance conditions as of the grant date for the award, which was $1,000,000.

For all other Named Executive Officers (except for Ms. Kerr):

•	the value of the restricted stock awards granted in early 2014 for 2013 performance.

For the 2013-2015 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which was $4,960,000 for Mr. DeRosa. The maximum value of the awards under the 2013-2015 program (determined on the grant date) (assuming that the highest level of performance is achieved) is $7,300,685 for Mr. DeRosa.

For the 2015-2017 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $4,000,000 for Mr. DeRosa, $1,375,000 for Mr. Estes, $1,425,000 for Mr. Brinker and $1,275,000 for Mr. Miller. The maximum value of the awards under the 2015-2017 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $10,000,000 for Mr. DeRosa, $2,062,500 for Mr. Estes, $2,137,500 for Mr. Brinker and $1,912,500 for Mr. Miller.

48	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation (continued)

For the 2016-2018 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $5,700,000 for Mr. DeRosa, $1,725,000 for Mr. Estes, $1,775,000 for Ms. Kerr, $1,775,000 for Mr. Brinker and $1,275,000 for Mr. Miller. The maximum value of the awards under the 2016-2018 program (determined on the grant date) (assuming that the highest level of performance is achieved) are $14,250,000 for Mr. DeRosa, $2,587,500 for Mr. Estes, $2,662,500 for Ms. Kerr, $2,662,500 for Mr. Brinker and $1,912,500 for Mr. Miller.

For restricted stock grants to the Named Executive Officers, the values are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were $54.40, $81.63, and $56.28 for grants on February 12, 2016, February 5, 2015 and February 6, 2014, respectively.

(6)	Mr. DeRosa’s annual cash incentive award for 2014 is prorated based on the portion of 2014 during which he served as Chief Executive Officer.

(7)	“All Other Compensation” includes the following:

Name	Company Contribution to 401(k) Plan ($)	Value of DER Payments on Deferred Stock Units ($)(a)	Value of DER Payments on 2013-2015 LTIP Awards ($)(b)	Spousal Travel Expenses ($)(c)	Automobile Allowance ($)(c)	Medical Insurance Premiums ($)(c)	Total ($)
DeRosa	13,250	0	691,021	1,217	17,281	16,272	739,041
Estes	13,250	54,513	447,907	1,122	0	0	516,792
Kerr	13,250	0	0	1,708	0	0	14,958
Brinker	13,250	21,800	447,907	0	0	0	482,957
Miller	13,250	54,513	447,907	2,770	0	0	518,440
(a)	Represents dividend equivalent rights (“DER”) payments on certain deferred stock unit awards that were paid on February 15, 2016 upon vesting of the underlying performance awards (rather than currently). The value of such DER payments was not included in the grant date fair value of the performance awards.

(b)	Represents DER payments on certain awards for the 2013-2015 Long-Term Incentive Program that were paid upon vesting of the underlying awards (rather than currently). The value of such DER payments was not included in the grant date fair value of the awards.

(c)	See “Compensation Discussion and Analysis—Benefits and Perquisites” for additional information regarding (i) the automobile allowance paid by the Company on behalf of Mr. DeRosa; (ii) the medical insurance premiums paid by the Company on behalf of Mr. DeRosa; and (iii) the spousal travel expenses paid by the Company.

(8)	As explained in note 5 above, the Total Compensation amounts for 2016 include $5,700,000 for Mr. DeRosa, $1,725,000 for Mr. Estes, $1,775,000 for Mr. Brinker, $1,775,000 for Ms. Kerr and $1,275,000 for Mr. Miller for aggregate awards they might receive under the 2016-2018 program. Amounts for 2015 include $4,000,000 for Mr. DeRosa, $1,375,000 for Mr. Estes, $1,425,000 for Mr. Brinker and $1,275,000 for Mr. Miller for aggregate awards they might receive under the 2015-2017 program. Amounts for 2014 include $4,960,000 for Mr. DeRosa for aggregate awards he might receive under the 2013-2015 program.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	49

Executive Compensation (continued)

2016 Grants of Plan-Based Awards Table

The table below provides information regarding grants of awards to the NEOs under the Company’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards				Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	High ($)	Maximum ($)
Thomas J. DeRosa	—	(1)	712,500	1,425,000	2,850,000
	5/6/16	(2)				2,850,000	5,700,000	10,687,500	14,250,000		5,700,000
	2/12/16	(3)								83,003	4,515,363
Scott A. Estes	—	(1)	382,500	765,000	1,326,000
	5/6/16	(2)				862,500	1,725,000	2,156,250	2,587,500		1,725,000
	2/12/16	(3)								14,982	815,021
Mercedes T. Kerr	—	(1)	363,375	726,750	1,453,500
	5/6/16	(2)				887,500	1,775,000	2,218,750	2,662,500		1,775,000
	2/12/16	(3)								14,506	789,126
Scott M. Brinker	—	(1)	363,375	726,750	1,453,500
	5/6/16	(2)				887,500	1,775,000	2,218,750	2,662,500		1,775,000
	2/12/16	(3)								15,569	846,954
Jeffrey H. Miller	—	(1)	382,500	765,000	1,147,500
	5/6/16	(2)				637,500	1,275,000	1,593,750	1,912,500		1,275,000
	2/12/16	(3)								13,514	735,162

(1)	Represents annual incentive program earnings opportunity for 2016. The actual amount earned by each of the NEOs under the annual incentive program in 2016 was paid in 2017 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents long-term incentive earnings opportunity under the 2016-2018 Long-Term Incentive Program. The performance measures under this program will be evaluated as of December 31, 2018. Any award earned will be paid in shares of restricted stock. Any restricted shares granted will vest as follows: one-third in early 2019, one-third on December 31, 2019 and one-third on December 31, 2020 (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See page 45 for additional information regarding the 2016-2018 program.

(3)	Shares of restricted stock were granted on February 12, 2016 for performance in 2015. The restrictions on restricted stock lapse in four equal installments–25% on the grant date and 25% on each of the first three anniversaries of the date of grant. The grant date fair value is based on a per share grant price of $54.40, the closing price of the Company’s common stock on February 12, 2016, the date of the grant.

(4)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see note 5 to the Summary Compensation Table.

50	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation (continued)

Employment Agreements

The Company has employment agreements with each of Mr. DeRosa, Mr. Estes and Ms. Kerr. During 2016, the Company also had employment agreements with each of Mr. Brinker and Mr. Miller; however, on January 3, 2017, Mr. Brinker’s position as the Executive Vice President - Chief Investment Officer of the Company was eliminated and his employment agreement was terminated as of that date and, on January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company and his employment agreement was terminated as of that date.

For a description of the provisions of the agreements regarding compensation and benefits payable upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” on pages 55-58.

EMPLOYMENT AGREEMENT WITH THOMAS J. DEROSA

For a description of Mr. DeRosa’s employment agreement, see “Mr. DeRosa’s Amended and Restated Employment Agreement” on page 37.

EMPLOYMENT AGREEMENTS WITH SCOTT A. ESTES AND MERCEDES T. KERR

The Company has entered into employment agreements with each of Scott A. Estes, Executive Vice President - Chief Financial Officer of the Company, and Mercedes T. Kerr, Executive Vice President - Business & Relationship Management of the Company, which expire on January 31, 2019 and January 31, 2018, respectively, and provide for optional successive two-year renewal terms. Each of these NEOs receives a base salary that is reviewed and adjusted each year by the Compensation Committee and is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans.

EMPLOYMENT AND SEPARATION AGREEMENTS WITH SCOTT M. BRINKER

On January 3, 2017, Mr. Brinker’s position as the Executive Vice President - Chief Investment Officer of the Company was eliminated and his employment agreement was terminated as of that date. Mr. Brinker, under his employment agreement, received a base salary that was reviewed and adjusted each year by the Compensation Committee and was eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. In connection with his departure, the Company and Mr. Brinker entered into a separation agreement pursuant to which Mr. Brinker received certain benefits set forth in his employment agreement.

EMPLOYMENT AND RETIREMENT AGREEMENTS WITH JEFFREY H. MILLER

On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company and his employment agreement was terminated as of that date. Mr. Miller, under his employment agreement, received a base salary that was reviewed and adjusted each year by the Compensation Committee and was eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. In connection with Mr. Miller’s retirement, he and the Company entered into a retirement agreement pursuant to which Mr. Miller received certain benefits set forth in his employment agreement.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	51

Executive Compensation (continued)

2016 Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity-based awards granted to the NEOs under the Company’s long-term incentive plans.

		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Thomas J. DeRosa(1)	2/12/16						62,252	4,166,526	(3)
	2/5/15						22,522	1,507,397	(4)
	7/30/14						5,206	348,438	(5)
	4/13/14						35,193	2,355,467	(6)
	2/5/15									59,764	4,000,000	(10)
	2/12/16									85,164	5,700,000	(11)
Scott A. Estes	1/26/12	19,444	4,861	57.33	1/26/22	(2)
	1/27/11	19,482	0	49.17	1/27/21	(2)
	1/28/10	23,776	0	43.29	1/28/20	(2)
	1/29/09	3,192	0	37.00	1/29/19	(2)
	2/12/16						11,236	752,025	(3)
	2/5/15						5,690	380,832	(4)
	2/6/14						2,340	156,616	(7)
	2/7/13						14,356	960,847	(6)
	2/7/13						9,610	643,197	(8)
	1/26/12						2,826	189,144	(8)
	1/26/12						4,360	291,815	(9)
	2/5/15									20,544	1,375,000	(10)
	2/12/16									25,774	1,725,000	(11)
Mercedes T. Kerr	1/26/12	1,035	517	57.33	1/26/22	(2)
	1/27/11	2,239	0	49.17	1/27/21	(2)
	1/28/10	551	0	43.29	1/28/20	(2)
	2/12/16						14,506	970,887	(3)
	2/5/15						4,062	271,870	(4)
	2/6/14						2,498	167,191	(7)
	2/7/13						2,582	172,813	(8)
	1/26/12						545	36,477	(8)
	2/12/16									26,521	1,775,000	(11)
Scott M. Brinker	1/26/12	1,099	3,600	57.33	1/26/22	(2)
	1/27/11	2,338	0	49.17	1/27/21	(2)
	1/28/10	1,745	0	43.29	1/28/20	(2)
	2/12/16						11,676	781,475	(3)
	2/5/15						5,864	392,478	(4)
	2/6/14						2,473	165,518	(7)
	2/7/13						14,356	960,847	(6)
	2/7/13						10,439	698,682	(8)
	1/26/12						2,093	140,084	(8)
	1/26/12						1,744	116,726	(9)
	2/5/15									21,291	1,425,000	(10)
	2/12/16									26,521	1,775,000	(11)
Jeffrey H. Miller	1/26/12	0	4,820	57.33	1/26/22	(2)
	2/12/16						10,135	678,336	(3)
	2/5/15						5,254	351,650	(4)
	2/6/14						2,295	153,604	(7)
	2/7/13						14,356	960,847	(6)
	2/7/13						9,610	643,197	(8)
	1/26/12						2,802	187,538	(8)
	1/26/12						4,360	291,815	(9)
	2/5/15									19,050	1,275,000	(10)
	2/12/16									19,050	1,275,000	(11)

52	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation (continued)

(1)	Outstanding equity awards for Mr. DeRosa do not include outstanding deferred stock unit awards granted in connection with his service as a non-employee director prior to his appointment as Chief Executive Officer as listed in the table below. The market value of these awards is based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. These deferred stock unit grants vest in three equal installments on the first three anniversaries of the date of grant.

Grant Date	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested ($)
2/6/14	562	$37,615

(2)	These options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(3)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. On February 12, 2016, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest in three equal installments on January 15, 2017, January 15, 2018 and January 15, 2019.

(4)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. On each of February 5, 2015, and January 15, 2016, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest in two equal installments on January 15, 2017 and January 15, 2018.

(5)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. In connection with his appointment as CEO, Mr. DeRosa was granted 15,618 performance-based restricted stock units on July 30, 2014 pursuant to a performance-based restricted stock unit grant agreement. In 2015, the Compensation Committee determined that Mr. DeRosa had met the performance vesting criteria for these performance-based restricted stock units because he and the Company satisfied certain performance conditions during the one-year performance period ending April 12, 2015. One-third of the performance-based restricted stock units vested on May 6, 2015; one-third vested on April 13, 2016; and one-third will vest on April 13, 2017. See the “2016 Nonqualified Deferred Compensation Table” on page 54 for additional information regarding these performance-based restricted stock units.

(6)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. The number and market or payout value of the awards under the 2013-2015 Long-Term Incentive Program was based on corporate performance during the three-year performance period ended December 31, 2015. These awards vest in three equal installments – one-third vested on February 26, 2016, the date that the Compensation Committee determined the size of the awards; one-third vested on December 31, 2016; and one-third will vest on December 31, 2017.

(7)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. On each of February 6, 2015, January 15, 2015 and January 15, 2016, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest on January 15, 2017.

(8)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. The restrictions on the shares of restricted stock lapse ratably over five years on the first five anniversaries of the grant date.

(9)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. On each of January 31, 2012, 2015, 2016 and 2017, one-fourth of the deferred stock units vest.

(10)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. The number and market or payout value of the awards under the 2015-2017 Long-Term Incentive Program is based on target performance because corporate performance in the first two years of the three-year performance period exceeded threshold performance. See page 44 for additional information regarding the 2015-2017 program.

(11)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016. The number and market or payout value of the awards under the 2016-2018 Long-Term Incentive Program is based on target performance because corporate performance in the first year of the three-year performance period exceeded threshold performance. See page 45 for additional information regarding the 2016-2018 program.

2016 Option Exercises and Stock Vested Table

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2016 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Thomas J. DeRosa(1)	0	0	108,680	6,987,813
Scott A. Estes	15,962	612,107	51,918	3,372,343
Mercedes T. Kerr	0	0	5,095	337,900
Scott M. Brinker	19,718	452,353	47,677	3,100,057
Jeffrey H. Miller	23,277	518,149	51,322	3,337,191
(1)	Includes 1,074 deferred stock units that vested in connection with his service as a non-employee director prior to his appointment as Chief Executive Officer.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	53

Executive Compensation (continued)

2016 Nonqualified Deferred Compensation Table

In connection with his appointment as CEO, Mr. DeRosa was granted 15,618 performance-based restricted stock units pursuant to a performance-based restricted stock unit grant agreement. In 2015, the Compensation Committee determined that Mr. DeRosa had met the performance vesting criteria for these performance-based restricted stock units because he and the Company satisfied certain performance conditions during the one-year performance period ending April 12, 2015. One-third of the performance-based restricted stock units vested on May 6, 2015; one-third vested on April 13, 2016; and one-third will vest on April 13, 2017. Under the terms of the grant agreement, settlement of the award will be automatically deferred until the earliest of Mr. DeRosa’s “separation from service” (as defined under Section 409A of the Code), his death or a change in control of the Company. The performance-based restricted stock units are paid in shares of common stock on a one-for-one basis. The table below sets forth the value, as of the vesting date, of the portion of the performance-based restricted stock units that vested in 2016 and the aggregate value, as of December 30, 2016, the last trading day of 2016, of the portion of the performance-based restricted stock units that were vested as of December 31, 2016.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Thomas J. DeRosa	$362,546(1)	—	$(2,906)(2)	—	$696,875(3)
(1)	Based on a share price of $69.64, the closing price of the Company’s common stock on April 13, 2016. The amount in this column represents the value, as determined on April 13, 2016, of 5,206 shares of common stock underlying the performance-based restricted stock units granted to Mr. DeRosa, which vested on April 13, 2016. Settlement of these units was mandatorily deferred pursuant to the terms of the award. The grant date fair value of the award is included in the “Stock Awards” column of the “Summary Compensation Table” for 2014.

(2)	Consists of: (a) $17,909 of accrued dividends on the performance-based restricted stock units that vested on May 6, 2015 for the year ended December 31, 2016; (b) $13,088 of accrued dividends on the performance-based restricted stock units that vested on April 13, 2016 from the vesting date to December 31, 2016; and (c) a $33,903 decrease in the value of the performance-based restricted stock units (calculated by subtracting the value of the units at each vesting date from the value of the units at December 31, 2016).

(3)	Based on a share price of $66.93, the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016.

54	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation (continued)

Potential Payments Upon Termination or Change in Corporate Control

THOMAS J. DEROSA

Severance Payments and Benefits. Under his original employment agreement that was in effect during 2016, if Mr. DeRosa terminated his employment for “good reason” (as defined in the employment agreement) or was terminated without “cause” (as defined in the employment agreement) by the Company, he would receive a series of semi-monthly severance payments for 24 months. Each semi-monthly severance payment would be an amount equal to one-twenty-fourth (1/24) of the sum of his annual base salary and target annual cash bonus opportunity at the time of termination.

If Mr. DeRosa terminated his employment for “good reason” or was terminated without “cause” by the Company during the 24 months following a “change in corporate control” (as defined in the employment agreement) and during the term of the employment agreement, he would have received a lump sum severance payment equal to the present value of a series of monthly severance payments for 36 months. Each monthly severance payment would be an amount equal to one-twelfth (1/12) of the sum of his annual base salary and the average of the annual bonuses paid to Mr. DeRosa for the three fiscal years immediately preceding the change in corporate control.

If Mr. DeRosa terminated his employment for “good reason” or was terminated without “cause” by the Company (whether or not following a change in corporate control), he also would be entitled to receive a prorated portion of the annual bonus that he would have earned if he had remained employed for the entire year and continued coverage under any group health plan maintained by the Company for the period during which he elected to receive continuation coverage under Section 4980B of the Code at an after-tax cost to him comparable to the cost he would have incurred for the same coverage had he remained employed during such period.

If determined that any payment by the Company to Mr. DeRosa in connection with a change in corporate control would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the amount of such payment would be the greater, on an after-tax basis, of either the full payment or a lesser amount which would result in no portion of any such payment being subject to the excise tax.

In the event of Mr. DeRosa’s death or disability, Mr. DeRosa or his beneficiary, as applicable, would receive a prorated portion of the annual bonus that Mr. DeRosa would have earned if he had remained employed for the entire year.

If Mr. DeRosa voluntarily terminated his employment or was terminated for “cause,” Mr. DeRosa only would be entitled to accrued but unpaid base salary and paid time off, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Mr. DeRosa’s severance protections, both before and following a change in corporate control, essentially remain the same under his amended and restated employment agreement, which was entered into on January 3, 2017 and becomes effective on April 13, 2017, although the definition of “change in corporate control” was changed to align with the Company’s 2016 Long-Term Incentive Plan. For additional information regarding Mr. DeRosa’s new employment agreement, see “Mr. DeRosa’s Amended and Restated Employment Agreement” on page 37.

Vesting of Incentive Awards. Mr. DeRosa’s stock option, restricted stock and deferred stock unit awards with time-based vesting granted under the Company’s incentive plans would become vested and immediately exercisable in the event that Mr. DeRosa terminates his employment for “good reason” or is terminated without “cause” by the Company (whether or not following a change in corporate control), or upon his death, disability or retirement.

The performance awards granted to Mr. DeRosa under the 2015-2017 Long-Term Incentive Program and the 2016-2018 Long-Term Incentive Program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to the change in corporate control. In the event that Mr. DeRosa terminates his employment for “good reason” or is terminated without “cause” by the Company or upon his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. DeRosa would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. DeRosa under these programs would become vested.

The performance-based restricted stock units granted to Mr. DeRosa pursuant to his performance-based restricted stock unit grant agreement would become fully vested in the event that Mr. DeRosa terminates his employment for “good reason,” is terminated without “cause” by the Company, or upon his death or disability.

Settlement of the performance-based restricted stock units is automatically deferred under the terms of the performance-based restricted stock unit grant agreement until the earliest of Mr. DeRosa’s “separation from service” (as defined by Section 409A of the Code), a change in control of the Company or his death.

Non-Competition, Non-Solicitation and Non-Disparagement. In the event of a termination of employment of Mr. DeRosa for any reason, Mr. DeRosa would be subject to a non-competition agreement for a period of one year from the time his employment ceases, or, if later, during any period in which he is receiving any severance or change in corporate control payments (the “Restricted Period”). Mr. DeRosa would also be subject to a non-solicitation and non-

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	55

Executive Compensation (continued)

disparagement agreement during the Restricted Period. Under his amended and restated employment agreement, Mr. DeRosa’s non-disparagement obligation is indefinite in duration.

SCOTT A. ESTES

Severance Payments and Benefits. Under his employment agreement with the Company, if Mr. Estes is terminated without “cause” (as defined in his employment agreement) or he resigns other than voluntarily (as described in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining term of his employment agreement or for 12 months, whichever is greater (the “Severance Period”). If Mr. Estes resigns or is terminated without cause during the 12 months following a “change in corporate control” (as defined in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. Each monthly severance payment would be an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the termination or change in corporate control or a minimum bonus equal to 35% of his annual base salary. Mr. Estes also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If Mr. Estes is terminated without “cause” or resigns other than voluntarily and he obtains a replacement position with a new employer, Mr. Estes would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment. If it is determined that any payment by the Company to Mr. Estes in connection with a change in corporate control would be a golden parachute subject to excise tax, the Company would be obligated to make an additional payment to him to cover such excise tax.

In the event of Mr. Estes’ death, his beneficiary would receive a lump sum payment equal to the present value of a series of monthly payments for each month during the remainder of the term of his employment agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of death or a minimum bonus equal to 35% of his annual base salary. In addition, the death benefits payable under any retirement, deferred compensation, life insurance or other employee benefit plan maintained by the Company will be paid to the beneficiary designated by Mr. Estes.

In the event of Mr. Estes’ disability, Mr. Estes would receive monthly payments for each month during the remainder of the term of his employment agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of disability or a minimum bonus equal to 35% of his annual base salary. These payments would terminate if Mr. Estes returns to active employment, either with the Company or otherwise. In addition, these payments would be reduced by any amounts paid to Mr. Estes under any long- term disability plan or other disability program or insurance policies maintained by the Company.

If Mr. Estes voluntarily terminates his employment or is terminated for “cause,” Mr. Estes only would be entitled to accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards. Mr. Estes’ stock option, restricted stock and deferred stock unit awards with time-based vesting granted under the Company’s incentive plans would become vested and immediately exercisable in the event Mr. Estes is terminated without “cause” by the Company, resigns other than voluntarily, upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon his death, disability or retirement.

The performance awards granted to Mr. Estes under the 2015-2017 Long-Term Incentive Program and the 2016-2018 Long-Term Incentive Program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control. In the event that Mr. Estes terminates his employment for “good reason” or is terminated without “cause” by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Estes would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Estes under these programs would become vested.

Non-Competition and Non-Solicitation. In the event of a voluntary termination by Mr. Estes, the election by Mr. Estes not to extend the term of his employment agreement or a termination for “cause” by the Company, Mr. Estes would be subject to a one-year non-competition agreement. In addition, upon the termination of his employment for any reason, Mr. Estes would be subject to a non-solicitation agreement for a period of one year from the time his employment ends, or if later, during the Severance Period (in the event of an involuntary termination by

56	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation (continued)

the Company) or for a period of 24 months after an involuntary termination or voluntary resignation following a change in corporate control.

SCOTT M. BRINKER

Severance Payments and Benefits. Under his employment agreement with the Company, if Mr. Brinker terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without “cause” (as defined in his employment agreement) by the Company, he would receive a series of monthly severance payments for each month during the remaining term of his employment agreement or for 12 months, whichever is greater. Each monthly severance payment would be an amount equal to one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Brinker for the prior three fiscal years immediately preceding the termination date. Mr. Brinker also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. Mr. Brinker also would be entitled to receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

If Mr. Brinker terminates his employment for “good reason” or is terminated without “cause” during the 24 months following a “change in corporate control” (as defined in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. Each monthly severance payment would be an amount equal to one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Brinker for the prior three fiscal years ending prior to the change in corporate control. Mr. Brinker also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If it is determined that any payment by the Company to Mr. Brinker in connection with a change in corporate control would be a golden parachute subject to excise tax, and if reducing the amount of the payments would result in greater benefits to Mr. Brinker, the payments will be reduced by the amount necessary to maximize the benefits received by Mr. Brinker, determined on an after-tax basis.

If Mr. Brinker voluntarily terminates his employment, is terminated for “cause,” is terminated as a result of the expiration of the term of his employment agreement, or upon his death or disability, Mr. Brinker only would be entitled to accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards. Mr. Brinker’s stock option, restricted stock and deferred stock unit awards with time-based vesting granted under the Company’s incentive plans would become vested and immediately exercisable in the event that Mr. Brinker terminates his employment for “good reason” or is terminated without “cause” by the Company, upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon his death, disability or retirement.

The performance awards granted to Mr. Brinker under the 2015-2017 Long-Term Incentive Program and the 2016-2018 Long-Term Incentive Program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control. In the event that Mr. Brinker terminates his employment for “good reason” or is terminated without “cause” by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Brinker would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Brinker under these programs would become vested.

Non-Competition and Non-Solicitation. Upon the termination of his employment agreement for any reason (other than the expiration of the term of his employment agreement as a result of the Company’s election not to renew such agreement), Mr. Brinker will be subject to (1) a one-year non-competition agreement and (2) a non-solicitation agreement for a period of one year from the later of the time his employment agreement ceases or when monthly severance payments under such agreement cease.

Mr. Brinker’s Separation Agreement. On January 3, 2017, Mr. Brinker’s position as the Executive Vice President - Chief Investment Officer of the Company was eliminated and his employment agreement was terminated as of that date. In connection with his departure, the Company and Mr. Brinker entered into a separation agreement pursuant to which the Company agreed to pay Mr. Brinker a series of semi-monthly severance payments for 25 months, each in an amount equal to one-twenty-fourth of the sum of his base salary of $484,500 and the average of the annual cash bonuses paid to him for 2014, 2015, and 2016, which was $1,062,600. Mr. Brinker is also entitled to continued coverage at the Company’s expense under the Company’s health and life insurance benefits through January 31, 2019 (but no longer

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	57

Executive Compensation (continued)

than the period during which he would be entitled to continuation coverage under Section 4980B of the Code) or until, if earlier, the date he obtains comparable coverage from a new employer. The Company also agreed to provide outplacement benefits to Mr. Brinker until December 31, 2017 in an amount not to exceed $25,000 and to reimburse Mr. Brinker for professional fees in connection with the preparation of his 2016 and 2017 tax returns up to $2,500 annually.

In connection with Mr. Brinker’s departure, 48,645 shares of restricted stock and deferred stock units and options for the purchase of 3,600 shares of the Company’s common stock held by Mr. Brinker became fully vested as of January 4, 2017. Mr. Brinker also received a $629,619 stock award as a pro-rated payment under the 2015-2017 Long-Term Incentive Program and $254,494 stock award as a pro-rated payment under the 2016-2018 Long-Term Incentive Program, in each case based on performance through December 31, 2016.

The separation agreement also includes a customary release by Mr. Brinker of claims against the Company and its affiliates and a mutual non-disparagement covenant. Mr. Brinker is also obligated to comply with various restrictive covenants, including a non-compete, non-solicitation and protection of the Company’s confidential information.

MERCEDES T. KERR AND JEFFREY H. MILLER

The Company’s employment and award agreements with Ms. Kerr are identical to the Company’s employment and award agreements with Mr. Brinker. The Company’s employment and award agreements with Mr. Miller are identical to the Company’s employment and award agreements with Mr. Estes, except that, in the case of Mr. Miller, the minimum bonus that may be used to calculate severance payments owed in the event of a change in corporate control, or upon death, disability or termination without cause is equal to 30% of annual base salary, rather than 35%.

Mr. Miller’s Retirement Agreement. On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company and his employment agreement was terminated as of that date. In connection with his retirement, the Company and Mr. Miller entered into a retirement agreement pursuant to which the Company agreed to pay Mr. Miller $2,632,122, which represents a lump-sum retirement payment.

In connection with Mr. Miller’s retirement, 28,544 shares of restricted stock held by Mr. Miller became fully vested as of January 31, 2017. Mr. Miller also received a $563,322 stock award as a pro-rated payment under the 2015-2017 Long-Term Incentive Program and $182,777 stock award as a pro-rated payment under the 2016-2018 Long-Term Incentive Program, in each case based on performance through December 31, 2016.

The retirement agreement also includes a customary release by Mr. Miller of claims against the Company and its affiliates and a mutual non-disparagement covenant. Mr. Miller is also obligated to comply with various restrictive covenants, including a non-compete, non-solicitation and protection of the Company’s confidential information.

58	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation (continued)

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the NEOs in the event of their termination. The amounts assume that such termination was effective as of December 31, 2016. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from the Company. The employment of each of Mr. Brinker and Mr. Miller ended at the beginning of 2017 (January 3 and January 31, respectively). The actual amounts to which Mr. Brinker became entitled pursuant to his separation agreement and the actual amounts to which Mr. Miller became entitled pursuant to his retirement agreement are described above in the narrative disclosure of the section entitled “Potential Payments Upon Termination or Change in Corporate Control.”

Name/Type of Termination	Cash Severance ($)(5)	Continued Benefits ($)(6)	Accelerated Vesting of Unvested Equity Compensation ($)(7)	Excise Tax Gross-Up ($)(8)	Total ($)
Thomas J. DeRosa(1)
For Cause or Resignation without Good Reason	0	0	0	0	0
Death or Disability	0	0	10,661,296	0	10,661,296
Involuntary Termination without Cause or Resignation for Good Reason	4,724,858	29,686	10,661,296	0	15,415,840
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	8,517,366	29,686	13,227,963	0	21,775,015
Scott A. Estes
For Cause or Resignation without Good Reason	0	0	0	0	0
Death or Disability	1,597,583	0	4,166,959	0	5,764,542
Involuntary Termination without Cause or Resignation for Good Reason	1,597,583	12,354	4,166,959	0	5,776,896
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	3,187,041	12,354	4,971,126	0	8,170,521
Non-Renewal of the Employment Agreement by the Company(2)	0	0	4,166,959	0	4,166,959
Mercedes T. Kerr
For Cause or Resignation without Good Reason	0	0	0	0	0
Death or Disability	0	0	1,920,034	0	1,920,034
Involuntary Termination without Cause or Resignation for Good Reason	826,876	10,668	1,920,034	0	2,757,578
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,522,982	10,668	2,511,701	0	4,045,351
Non-Renewal of the Employment Agreement by the Company(2)	0	0	1,920,034	0	1,920,034
Scott M. Brinker(3)
For Cause or Resignation without Good Reason	0	0	0	0	0
Death or Disability	0	0	3,600,390	0	3,600,390
Involuntary Termination without Cause or Resignation for Good Reason	1,449,561	13,254	3,600,390	0	5,063,205
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,891,751	13,254	4,890,404	0	7,795,409
Non-Renewal of the Employment Agreement by the Company(2)	0	0	3,600,390	0	3,600,390
Jeffrey H. Miller(4)
For Cause or Resignation without Good Reason	0	0	0	0	0
Death or Disability	1,467,942	0	4,297,742	0	5,765,684
Involuntary Termination without Cause or Resignation for Good Reason	1,467,942	12,354	4,297,742	0	5,778,038
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,928,417	12,354	4,588,400	0	7,529,171
Non-Renewal of the Employment Agreement by the Company(2)	0	0	4,297,742	0	4,297,742

(1)	On January 3, 2017, the Company entered into a new employment agreement with Mr. DeRosa, which will become effective on April 13, 2017, after the expiration of his current employment agreement. For additional information regarding Mr. DeRosa’s new employment agreement, see “Mr. DeRosa’s Amended and Restated Employment Agreement” on page 37.

(2)	The employment agreements of Mr. Estes, Mr. Brinker and Mr. Miller in effect as of December 31, 2016 do not expire until January 31, 2019 and Ms. Kerr’s employment agreement does not expire until January 31, 2018. For purposes of this table, the amounts of compensation included in this row assume that the applicable employment agreement was terminated as of December 31, 2016 upon a non-renewal of such employment agreement by the Company.

(3)	On January 3, 2017, Mr. Brinker’s position as the Executive Vice President - Chief Investment Officer of the Company was eliminated. In connection with his departure, the Company and Mr. Brinker entered into a separation agreement. For additional information regarding Mr. Brinker’s separation agreement, see “Mr. Brinker’s Separation Agreement” on pages 57-58.

(4)	On January 31, 2017, Mr. Miller retired as the Executive Vice President - Chief Operating Officer of the Company and his employment agreement was terminated as of that date. In connection with his retirement, the Company and Mr. Miller entered into a retirement agreement. For additional information regarding Mr. Miller’s retirement agreement, see “Mr. Miller’s Retirement Agreement” on page 58.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	59

Executive Compensation (continued)

(5)	Cash Severance

Under the employment agreements for Mr. DeRosa, Mr. Estes, Ms. Kerr, Mr. Brinker and Mr. Miller, as of December 31, 2016, these executives would be entitled to: (a) a lump sum severance payment equal to the present value of a series of monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate; (b) in the case of Ms. Kerr and Mr. Brinker upon an involuntary termination without cause or a resignation for good reason, a series of monthly severance payments (rather than a lump sum); or (c) in the case of Mr. DeRosa upon an involuntary termination without cause or a resignation for good reason, a series of semi-monthly severance payments (rather than a lump sum). For Mr. DeRosa, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average annual bonus paid during the last three or, if applicable, fewer fiscal years, and the semi-monthly payment is 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. For Mr. Estes and Mr. Miller, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in his respective employment agreement. The annual bonuses paid during the last year have been in excess of the minimums specified in the agreement; thus the annual bonuses are used to calculate potential severance. For Ms. Kerr and Mr. Brinker, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of the executive’s base salary plus the average annual bonus paid during the last three years and the monthly payment is equal to 1/12 of the sum of his or her base salary plus the average annual bonus paid during the last three years.

For Mr. DeRosa, Mr. Estes, Ms. Kerr, Mr. Brinker and Mr. Miller, the severance calculation varies depending on the termination scenario:

•	If the termination is for cause by the Company or without good reason by the executive, no severance would be paid.

•	For Mr. DeRosa, upon the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, the calculation will be based on semi-monthly payments for 24 months. For Ms. Kerr and Mr. Brinker, upon the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, and for Mr. Estes and Mr. Miller, upon the death of the executive or the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, the calculation will be based on the number of months remaining in the term of the agreement, but not less than 12 months for Mr. Estes, Ms. Kerr, Mr. Brinker and Mr. Miller. As of December 31, 2016, the remaining terms of each of the agreements of Mr. Estes, Mr. Brinker and Mr. Miller were 1 month. The remaining term for Ms. Kerr was 13 months. Therefore, the figures in the above table assume the lump sum (or in the case of Mr. Brinker and Ms. Kerr, the series of monthly payments) will be based on monthly payments for 12 months for Mr. Estes, Mr. Brinker and Mr. Miller, and 13 months for Ms. Kerr.

•	For Mr. DeRosa, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months after a change in corporate control, the lump sum will be based on monthly payments for 36 months. For Mr. Estes and Mr. Miller, upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months. For Ms. Kerr and Mr. Brinker, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months.

The amounts reflected in the table above represent the discounted present value of the monthly payments assuming a 0.51% annual discount rate (the 90-day treasury rate as of December 31, 2016, the assumed date of termination).

Upon disability, as of December 31, 2016, Mr. Estes and Mr. Miller would be entitled to cash severance payable in a series of monthly severance payments. For Mr. Estes and Mr. Miller, each monthly payment is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. Payments would be made for each month during the remaining term of the agreement, but not for less than 12 months for Mr. Estes and Mr. Miller. Based on the remaining terms of their agreements, the figures in the above table assume payments would be provided for 12 months for Mr. Estes and Mr. Miller.

(6)	Continued Benefits

Under the employment agreement for Mr. DeRosa, as of December 31, 2016, Mr. DeRosa would be entitled to continued coverage at the Company’s expense under any group health plan in which he participated at the time of involuntary termination without cause by the Company or voluntary termination by him for good reason for the period during which he elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost comparable to the cost that Mr. DeRosa would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated to be the current 2016 monthly costs. The same benefits would apply for Mr. DeRosa upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control.

Under the employment agreements for Mr. Estes, Ms. Kerr, Mr. Brinker and Mr. Miller, as of December 31, 2016, these executives would be entitled to continued coverage at the Company’s expense under life, health and disability insurance programs in which the executive participated at the time of involuntary termination without cause by the Company or voluntary termination by the executive for good reason, for the remaining term of the agreement, but not less than six months and for each executive not more than the period during which the executive would be entitled to continuation coverage under Section 4980B of the Code, if he or she elected such coverage and paid the applicable premiums. As of December 31, 2016, the remaining terms of each of the agreements of Mr. Estes, Mr. Brinker and Mr. Miller were 1 month. The remaining term for Ms. Kerr was 13 months. Therefore, the figures in the above table assume continued benefits would be provided for 6 months for Mr. Estes, Mr. Brinker and Mr. Miller and 13 months for Ms. Kerr. The monthly cost of such benefits is estimated to be the current 2016 monthly costs. The same benefits would apply for Mr. Brinker and Ms. Kerr, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, and for Mr. Estes and Mr. Miller, upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control.

(7)	Accelerated Vesting of Unvested Equity Compensation

Under the employment agreements for Mr. DeRosa, Mr. Estes, Ms. Kerr, Mr. Brinker and Mr. Miller, as of December 31, 2016, upon involuntary termination without cause by the Company, voluntary termination for good reason by the executive or the death of the executive, or, in the case of Mr. DeRosa, Ms. Kerr and Mr. Brinker, upon disability, all unvested stock and option awards would become fully vested. The numbers in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock awards as of December 31, 2016 (the assumed termination date) where vesting would be accelerated upon termination under these scenarios.

For performance awards granted under the 2015-2017 Long-Term Incentive Program, in the event that Mr. DeRosa, Mr. Estes, Mr. Brinker or Mr. Miller terminates his employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his employment agreement by the Company, if applicable, or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. As of December 31, 2016, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2016 and the Compensation Committee determined that an award

60	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Executive Compensation (continued)

was earned, Mr. DeRosa, Mr. Estes, Mr. Brinker and Mr. Miller would receive two-thirds of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on threshold achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than the Company’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control). The assumed share price upon each termination scenario is $66.93, which was the closing price as of December 30, 2016, the last trading day of 2016.

For performance awards granted under the 2016-2018 Long-Term Incentive Program, in the event that Mr. DeRosa, Mr. Estes, Ms. Kerr, Mr. Brinker or Mr. Miller terminates his or her employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his or her employment agreement by the Company, if applicable, or his or her death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of months that he or she was employed by the Company in the performance period. As of December 31, 2016, one-third of the performance period had been completed, so if such a termination occurred on December 31, 2016 and the Compensation Committee determined that an award was earned, Mr. DeRosa, Mr. Estes, Ms. Kerr, Mr. Brinker and Mr. Miller would receive one-third of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on threshold achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than the Company’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control). The assumed share price upon each termination scenario is $66.93, which was the closing price as of December 30, 2016, the last trading day of 2016.

For the performance-based restricted stock units granted to Mr. DeRosa pursuant to a performance-based restricted stock unit grant agreement, in the event that Mr. DeRosa terminates his employment for good reason or is terminated without cause by the Company or upon his death or disability, any outstanding performance-based restricted stock units would become fully vested. The assumed share price upon each termination scenario is $66.93, which was the closing price as of December 30, 2016, the last trading day of 2016.

(8)	Excise Tax Gross-Up

Under the employment agreements for Mr. Estes and Mr. Miller, as of December 31, 2016, if any payments constitute “excess parachute payments” under Section 280G of the Code such that the executive incurs an excise tax under Section 4999 of the Code, the Company would provide an “excise tax gross-up” payment in an amount such that after payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the executive would receive the same amount of severance had the excise tax not applied. Mr. DeRosa, Ms. Kerr and Mr. Brinker are not entitled to any “excise tax gross-up” payments under their employment agreements.

If a change in corporate control had occurred on December 31, 2016 and each of the Named Executive Officers was terminated as a result, none of these Named Executive Officers would have been subject to excise tax. In arriving at this conclusion, the following assumptions were used:

•	Each officer’s base amount was calculated by taking the average W-2 income (box 1) from the past five years (2011-2015).

•	The stock award parachute calculations for purposes of Code Section 280G were based on Black-Scholes valuation methodology using the most recent GAAP ASC Topic 718 option valuation assumptions (volatility of 25.85%, risk-free interest rate of 1.78%, dividend yield of 5.2%, and expected remaining term of 4.4 years). Under the Code Section 280G rules, the cost included in the parachute for the accelerated vesting of stock options, restricted shares and unvested dividend equivalent rights is the sum of (1) the excess of the aggregate accelerated benefit over the present value of the accelerated benefit and (2) the lapse of service obligation (1% times the number of months of vesting accelerated times the aggregate accelerated benefit).

•	The total parachute for each Named Executive Officer did not exceed the Code Section 280G “safe harbor,” which is three times the base amount minus $1. As a result, these Named Executive Officers would not have incurred any excise tax.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	61

Executive Compensation (continued)

Risk Management and Compensation

As described above in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s compensation programs are designed, among other things, to encourage long-term shareholder value creation, rather than short-term shareholder value maximization. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, the compensation policies and practices for the NEOs and other employees do not encourage excessive risk-taking. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•	Balanced pay mix. A balanced mix of base salary, annual cash incentives and long-term equity compensation is provided. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total shareholder return on an absolute basis and relative to two indices in the long-term incentive programs. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•	Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of the Company’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•	Long-term incentive grants. Restricted shares, which are well-aligned with shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.

•	Clawback Policy. As discussed in “Corporate Governance—Clawback Policy,” the executive officers and certain other covered officers are subject to a clawback policy, which allows the Company to recover incentive compensation (including stock options, restricted stock and restricted stock units) received by such officers in the event the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement.

•	Stock ownership requirements. As discussed in “Executive Compensation—Compensation Discussion and Analysis–Ownership Guidelines” the executive officers are subject to stock ownership guidelines based on a multiple of base salary. These stock ownership guidelines align the interests of management with long-term shareholder interests.

To confirm the effectiveness of its approach to compensation, from time to time the Company reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, the Company inventories its material plans and programs, with particular emphasis on incentive compensation plans.

62	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2016, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise or Vesting of Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	735,940	(1)	$51.19	(2)	11,780,478	(3)
Equity compensation plans not approved by shareholders	None		N/A		None
Totals	735,940	(1)	$51.19	(2)	11,780,478	(3)
(1)	This number reflects the options, restricted stock units and deferred stock units granted under the 2005 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan. See notes 5, 9, 10 and 11 to the “2016 Outstanding Equity Awards at Fiscal Year-End Table” and note 5 to “2016 Director Compensation Table” for additional information regarding the restricted stock units and deferred stock units.

(2)	This price does not include restricted stock units or deferred stock units granted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan.

(3)	This number reflects the 10,000,000 shares of common stock reserved for future issuance under the 2016 Long-Term Incentive Plan, as reduced by awards issued under the 2016 Long-Term Incentive Plan, and as increased by shares granted under the 2005 Long-Term Incentive Plan or the 2016 Long-Term Incentive Plan that were forfeited, cancelled, surrendered or terminated unexercised and are available for future issuance under the 2016 Long-Term Incentive Plan.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement	63

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew McQueen

Senior Vice President - General Counsel & Corporate Secretary

64	Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

www.welltower.com

WELLTOWER INC.

4500 DORR STREET

TOLEDO, OHIO 43615

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  WELLTOWER INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of ten directors to hold office until the next annual meeting of shareholders.

	Nominees:	For	Against	Abstain

	1a. Kenneth J. Bacon	☐	☐	☐

	1b. Thomas J. DeRosa	☐	☐	☐

	1c. Jeffrey H. Donahue	☐	☐	☐

	1d. Fred S. Klipsch	☐	☐	☐

	1e. Geoffrey G. Meyers	☐	☐	☐

	1f. Timothy J. Naughton	☐	☐	☐

	1g. Sharon M. Oster	☐	☐	☐

	1h. Judith C. Pelham	☐	☐	☐

	1i. Sergio D. Rivera	☐	☐	☐

	1j. R. Scott Trumbull	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2017; and		☐	☐	☐

3. The advisory vote to approve executive compensation as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the SEC.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

4. The advisory vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment thereof.

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V.1.1

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E21538-P87991

WELLTOWER INC.

Annual Meeting of Shareholders

May 4, 2017 9:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Matthew G. McQueen and Scott A. Estes, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WELLTOWER INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 A.M. Eastern Time on Thursday, May 4, 2017, in the Bruce G. Thompson Auditorium at Welltower Inc.’s corporate headquarters, 4500 Dorr Street, Toledo, OH 43615, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be marked, dated and signed on reverse side

V.1.1